                                                                     EXHIBIT 4.2


                                                                            Page
                                                                            ----



--------------------------------------------------------------------------------


     PREFERRED STOCK PURCHASE AGREEMENT

     dated

     February 5, 1998


     between


     FOUR MEDIA COMPANY

     and

     FLEMING US DISCOVERY FUND III, L.P.




--------------------------------------------------------------------------------

                                                                            Page
                                                                            ____
     PREFERRED STOCK PURCHASE AGREEMENT

     dated

     February 5, 1998


     between


     FOUR MEDIA COMPANY

     and

     FLEMING US DISCOVERY OFFSHORE FUND III, L.P.

--------------------------------------------------------------------------------




TABLE OF CONTENTS


Page

                                                                                                                                Page

                                                                                                                                ----


SECTION 1.    SALE AND PURCHASE OF PREFERRED STOCK                                                                                1

SECTION 2.    THE CLOSING                                                                                                         2

SECTION 3.    DEFINITIONS                                                                                                         2

SECTION 4.    REPRESENTATIONS AND WARRANTIES OF THE COMPANY                                                                       15

      4.1.    Corporate Existence, Power and Authority.                                                                           15

      4.2.    Capital Stock.                                                                                                      16

      4.3.    Subsidiaries.                                                                                                       17

      4.4.    Business.                                                                                                           17

      4.5.    No Defaults or Conflicts.                                                                                           18

      4.6.    Disclosure Materials; Other Information                                                                             18

      4.7.    Litigation.                                                                                                         20

      4.8.    Taxes.                                                                                                              20

      4.9.    ERISA and Other Employee Benefits                                                                                   20

     4.10.    Legal Compliance.                                                                                                   22

     4.11.    Outstanding Securities                                                                                              22

     4.12.    Intellectual Property and Other Rights.                                                                             23

     4.13.    Permits, Licenses and Approvals.                                                                                    23

     4.14.    Labor Matters.                                                                                                      23

     4.15.    Properties.                                                                                                         24

     4.16.    Suppliers and Customers.                                                                                            25

     4.17.    Environmental Compliance.                                                                                           25

     4.18.    Certain Agreements.                                                                                                 26

     4.19.    Offering of Shares.                                                                                                 26

     4.20.    SEC Reports.                                                                                                        27

     4.21.    Solvency.                                                                                                           27

     4.22.    Indebtedness.                                                                                                       28

     4.23.    Use of Proceeds.                                                                                                    28

     4.24.    Other Names.                                                                                                        28

     4.25.    Brokers.                                                                                                            28


SECTION  5.   REPRESENTATIONS AND WARRANTIES OF THE PURCHASER                                                                     29

       5.1.   Corporate Power and Authority                                                                                       29

       5.2.   Investment Intent                                                                                                   29

       5.3.   Brokers.                                                                                                            29


SECTION  6.   RESTRICTIONS ON TRANSFER                                                                                            30


SECTION  7.   INFORMATION AS TO THE COMPANY                                                                                       30

       7.1.   Financial Information.                                                                                              30

       7.2.   Communication with Accountants.                                                                                     33

       7.3.   Inspection.                                                                                                         33

                                                                                                                        Page

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
       7.4.   Notices.                                                                                                   33


SECTION  8.   AFFIRMATIVE COVENANTS                                                                                      35

       8.1.   Maintenance of Existence, Properties and Franchises; Compliance with Law; Taxes; Insurance.                35

       8.2.   Office for Payment, Exchange and Registration; Location of Office; Notice of Change of Name or Office.     36

       8.3.   Fiscal Year.                                                                                               36

       8.4.   Environmental Matters.                                                                                     36

       8.5.   Reservation of Shares.                                                                                     37

       8.6.   Securities Exchange Act Registration.                                                                      37

       8.7.   Delivery of Information for Rule 144A Transactions.                                                        37

       8.8.   Further Assurances.                                                                                        38

       8.9.   Issuances of Additional Shares of Series A Convertible Preferred Stock.                                    38

      8.10.   Public Announcements.                                                                                      38

      8.11.   Consents and Approvals.                                                                                    38

      8.12.   Registration Rights.                                                                                       39


SECTION  9.   NEGATIVE COVENANTS                                                                                         39

       9.1.   No Dilution or Impairment; No Changes in Capital Stock.                                                    39

       9.2.   Indebtedness.                                                                                              40

       9.3.   Consolidation, Merger and Sale.                                                                            40

       9.4.   No Change in Business.                                                                                     41

       9.5.   Restricted Payments; Investments.                                                                          41

       9.6.   Sale of Substantial Portion of Assets; Subsidiaries.                                                       41

       9.7.   Affiliate Loans and Guaranties.                                                                            42

       9.8.   Transactions with Affiliates.                                                                              42

       9.9.   No Restrictions on Dividends.                                                                              43

      9.10.   Private Placement Status.                                                                                  43

      9.11.   Maintenance of Public Market.                                                                              43

      9.12.   Amendments to Charter; By-Laws                                                                             44

      9.13.   Issuances and Purchases Prior to the Closing Date.                                                         44


SECTION 10.   CONDITIONS TO PURCHASER'S OBLIGATIONS                                                                      44

      10.1.   Certificate of Designations; Stockholders Agreement; Registration Rights Agreement                         44

      10.2.   Certificates for Shares.                                                                                   44

      10.3.   Accuracy of Representations and Warranties.                                                                45

      10.4.   Compliance with Agreements.                                                                                45

      10.5.   Officers Certificates.                                                                                     45

      10.6.   Proceedings.                                                                                               45

      10.7.   Legality; Governmental and Other Authorization.                                                            45

      10.8.   No Material Adverse Change.                                                                                46

      10.9.   Opinion of Counsel.                                                                                        46

     10.10.   Additional Purchases of Shares.                                                                            46

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
     10.11.   Credit Agreement.                                                                               46

     10.12.   Acceptance of Agent for Service of Process.                                                     46

     10.13.   Other Documents and Opinions.                                                                   46

SECTION 11.   BREACH OF REPRESENTATIONS, WARRANTIES AND COVENANTS                                             46

SECTION 12.   EXPENSES                                                                                        47

SECTION 13.   DIRECT PAYMENTS                                                                                 49

SECTION 14.   AMENDMENTS AND WAIVERS                                                                          50

SECTION 15.   EXCHANGE OF SHARES; CANCELLATION OF SURRENDERED SHARES; REPLACEMENT                             50

SECTION 16.   NOTICES, OTHER COMMUNICATIONS AND CONSENTS                                                      51

SECTION 17.   MISCELLANEOUS                                                                                   52

                      PREFERRED STOCK PURCHASE AGREEMENT

     This PREFERRED STOCK PURCHASE AGREEMENT is dated as of February 5, 1998 between Four Media Company, a Delaware corporation (the "Company", and the
                                                         -------
Purchaser listed on the signature page of this Agreement (the "Purchaser").
                                                               ----------

                             W I T N E S S E T H :
                             -------------------

     WHEREAS, the Company desires to issue and sell to the Purchaser, and the Purchaser desires to purchase from the Company, shares of the Company's Series A Convertible Preferred Stock, par value $.01 per share (the "Series A Convertible
                                                            --------------------
Preferred Stock"), all upon the terms and provisions hereinafter set forth;
----------------

     NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:


SECTION 1.  SALE AND PURCHASE OF PREFERRED STOCK

(a) The Company agrees to sell to the Purchaser and, subject to the terms and conditions hereof and in reliance upon the representations and warranties of the Company contained herein or made pursuant hereto, the Purchaser agrees to purchase from the Company on the Closing Date specified in
     Section 2 hereof, the number of shares of Series A Convertible Preferred Stock set forth opposite the Purchaser's name on Schedule 1 hereto. The shares of Series A Convertible Preferred Stock being acquired under this Agreement and by the other Purchaser under the other Stock Purchase Agreement (as hereinafter defined) are collectively referred to herein as the "Shares", containing rights and privileges as more fully set forth in
          -------
     the Certificate of Designations of the Company in the form attached hereto as Exhibit A (the "Certificate of Designations").
                        ----------------------------

(b) The aggregate purchase price to be paid to the Company by the Purchaser for the Shares to be purchased by the Purchaser pursuant to this Agreement shall be the amount set forth opposite the Purchaser's name on Schedule 1 hereto. No further payment shall be required from the Purchaser for the Shares. The parties further acknowledge and agree that the Shares do not constitute "preferred stock" as that term is used in Section 305(b)(4) of the Code and Treasury Regulation (S) 1.305-5(a) and agree not to take any position inconsistent with the characterization of the Shares as common stock for purposes of Section 305 of the Code on any Tax Return or before any Taxing Authority.

(c) The Shares are being sold to the purchasers listed on Schedule 1 hereto (the "Purchasers") pursuant to this Agreement and the other Series A
           -----------
     Convertible Preferred Stock Purchase Agreement (all such agreements collectively, as from time to time assigned, supplemented or amended or as the terms thereof may be waived, the "Stock Purchase Agreements"). All
                                           --------------------------
     Stock Purchase Agreements shall be dated the date hereof and shall be identical except as to the identities of the respective Purchasers. The sale of Shares to each Purchaser under each Stock Purchase Agreement is to be a separate sale, and no Purchaser shall have any liability under any Stock Purchase Agreement other than the Stock Purchase Agreement to which it is a party.

(d) The Company will use the proceeds from the sale of the Shares, together with other funds it will receive on the Closing Date, to fund acquisitions and for working capital and general corporate purposes (including, without limitation, refinancing of Indebtedness set forth on Schedule 2 hereto).


SECTION 2.  THE CLOSING

(a) Subject to the terms and conditions hereof, the closing of the purchase and sale of the Shares to be purchased by the Purchaser (the "Closing") will
                                                               --------
     take place at the offices of Morgan, Lewis & Bockius LLP, 101 Park Avenue, New York, New York at 10:00 A.M., New York City time, on the date as shall be mutually agreed to by the Company and the Purchaser, but in any event no later than March 31, 1998. Such time and date are herein referred to as the "Closing Date".
          -------------

(b) Subject to the terms and conditions hereof, on the Closing Date (i) the Company will deliver to the Purchaser a certificate registered in the Purchaser's name (or the name of its nominee, if any, as specified on Schedule 1 hereto) evidencing the number of Shares set forth opposite the Purchaser's name on Schedule 1 and (ii) upon the Purchaser's receipt thereof, the Purchaser will deliver to the Company a certified or official bank check (or wire transfer) in an amount equal to the aggregate purchase price (as specified in Section 1(b) hereof) for the Shares to be purchased by the Purchaser payable to the order of the Company in federal or other immediately available funds.


SECTION 3.  DEFINITIONS

(a) For purposes of this Agreement, the following definitions shall apply (such definitions to be equally applicable to both the singular and plural forms of the terms defined):

"Adjusted Operating Cash Flow" means, for any period of determination, an amount
 -----------------------------
equal to the sum of (without duplication) (a) Operating Cash Flow for such period plus (b) for any period of determination which occurs after an acquisition but incorporates fiscal quarters prior thereto, the Operating Cash Flow attributable to the assets or capital stock so acquired (it being understood that, in calculating such Operating Cash Flow, (i) all references to the Company and the definition thereof (or in any other defined term contained therein) shall be deemed to be references to the Person or attributable to the assets so acquired and (ii) such acquisition shall be deemed to have occurred as of the first day of such period of determination), minus (c) for any period which occurs after a disposition by the Company but incorporates fiscal quarters prior thereto, the Operating Cash Flow attributable to the assets or capital stock so disposed (it being understood that, in calculating such Operating Cash Flow, such disposition shall be deemed to have occurred as of the first day of such period of determination), plus (d) the amount of identifiable cost savings derived from any such acquisition which amount is reasonably approved by the Fleming Holders; provided that the amount of cost savings will be reduced by one-twelfth of the amount thereof commencing with the first full fiscal month after the closing of such acquisition.

"Affiliate", when used with respect to any Person, means (i) if such Person is a
-----------
corporation, any officer or director thereof (other than a director elected pursuant to Section 4 of the Certificate of Designations) and any Person which is, directly or indirectly, the beneficial owner (by itself or as part of any group) of more than five percent (5%) of any class of any equity security (within the meaning of the Securities Exchange Act) thereof, and, if such beneficial owner is a partnership, any general partner thereof, or if such beneficial owner is a corporation, any Person controlling, controlled by or under common control with such beneficial owner, or any officer or director of such beneficial owner or of any corporation occupying any such control relationship, (ii) if such Person is a partnership, any general or limited partner thereof, and (iii) any other Person which, directly or indirectly, controls or is controlled by or is under common control with such Person. For purposes of this definition, "control" (including the correlative terms "controlling", "controlled by" and "under common control with"), with respect to any Person, shall mean possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or by contract or otherwise. The holding of Shares (or of Conversion Shares obtained upon conversion of Shares), and the rights under any Stock Purchase Agreement or under the Certificate of Designations, the Stockholders' Agreement or the Registration Rights Agreement (or the exercise of any such rights, including, without limitation, nominating a director to the Board (or Board committee) of the Company and Subsidiaries or sending an observer to Board (or Board committee) meetings of the Company and Subsidiaries), shall not cause a Purchaser to be deemed to be an "Affiliate" of the Company or of any Subsidiary. For purposes of Sections 9.7 and 9.8 hereof, the term "Affiliate" shall not include any Subsidiary of the Company.

"Agreement" means this Preferred Stock Purchase Agreement (together with
-----------
exhibits and schedules) as from time to time assigned, supplemented or amended or as the terms hereof may be waived.

"Alternative Transaction" has the meaning set forth in Section 12(d) hereof.
-------------------------

"Benefit Plan" means any Plan, existing at the Closing Date or prior thereto,
--------------
established or to which contributions have at any time been made by the Company or any Subsidiary, or any predecessor of any of the foregoing, or under which any employee, former employee or director of the Company or any Subsidiary or any beneficiary thereof is covered, is eligible for coverage or has benefit rights.

"Board" or "Board of Directors" means with respect to any Person which is a
-------     -------------------
corporation, a business trust or other entity, the board of directors or other group, however, designated, which is charged with legal responsibility for the management of such Person, or any committee of such board of directors or group, however designated, which is authorized to exercise the power of such board or group in respect of the matter in question. The term "Board" or "Board of Directors" when used herein
                               ------     ------------------
without reference to any particular Person means the Board or Board of Directors of the Company.

"Business Day" means any day other than a Saturday, Sunday or any day on which
--------------
banks in the State of New York are authorized or obligated to close.

"Capitalized Leases" means any lease to which the Company or a Subsidiary is
--------------------
party as lessee, or by which it is bound, under which it leases any property (real, personal or mixed) from any lessor other than the Company or a Subsidiary, and which is required to be capitalized in accordance with generally accepted accounting principles consistently applied. The value of Capitalized Leases, as of the time of any determination thereof, shall mean the sum of the then present values, determined as hereinafter provided, of future obligations of lessees under then existing Capitalized Leases. To compute the value of any Capitalized Lease, values of leases required to be capitalized in accordance with generally accepted accounting principles shall be computed in accordance with such principles.

"Certificate of Designations" has the meaning set forth in Section 1(a) hereof.
-----------------------------

"Closing" has the meaning set forth in Section 2(a) hereof.
 --------

"Closing Date" has the meaning set forth in Section 2(a) hereof.
 -------------

"Code" means the Internal Revenue Code of 1986, as amended from time to time,
 -----
and the regulations and interpretations thereunder.

"Commission" means the Securities and Exchange Commission and any other similar
 -----------
or successor agency of the federal government administering the Securities Act or the Securities Exchange Act.

"Common Stock" means the Company's Common Stock, par value $.01 per share, and
 -------------
shall also include any common stock of the Company hereafter authorized and any capital stock of the Company of any other class hereafter authorized which is not preferred as to dividends or assets over any other class of capital stock of the Company or which has ordinary voting power for the election of directors of the Company.

"Company" means Four Media Company, a Delaware corporation, its successors and
---------
assigns.

"Consolidated" or "consolidated", when used with reference to any financial term
--------------     -------------
in this Agreement, means the aggregate for the Company and its Subsidiaries of the amounts signified by such term for all such Persons, with intercompany items eliminated, and, with respect to net worth, after eliminating the portion of net worth properly attributable to minority interests, if any, in the capital of any such Person (other than in the capital of the Company) and otherwise as determined in accordance with generally accepted accounting principles consistently applied (except as otherwise expressly provided herein).

"Conversion Share" or "Conversion Shares" means the shares of the Company's
------------------     ------------------
Common Stock obtained or obtainable upon conversion of Shares and shall also include any capital stock or other securities into which Conversion Shares are changed and any capital stock or other securities resulting from or comprising a reclassification, combination or subdivision of, or a stock dividend on, any Conversion Shares. In the event that any Conversion Shares are sold either in a public offering pursuant to a registration statement under the Securities Act or pursuant to a Rule 144 Transaction, then the transferees of such Conversion Shares shall not be entitled to any benefits under this Agreement with respect to such Conversion Shares and such Conversion Shares shall no longer be considered to be "Conversion Shares" for purposes of any consent or waiver provision of this Agreement.

"Credit Agreement" means the Credit Agreement between the Company and Canadian
 -----------------
Imperial Bank of Commerce (or one or more of its Affiliates), as Agent, and a group of lenders.

"Designated Entity" has the meaning specified in Section 16(a) hereof.
-------------------

"Disclosure Material" has the meaning specified in Section 4.6(a) hereof.
---------------------

"Environmental Laws" means all federal, state, local, foreign, civil and
--------------------
criminal laws, statutes, ordinances, orders, codes, Environmental Permits, rules, policies, and regulations and common law relating to the protection of the environment and human health or relating to the handling, use, generation, treatment, storage, transportation or disposal of Hazardous Materials, including but not limited to the Resource Conservation and Recovery Act of 1976, 42 U.S.C.
(S) 6901 et seq.; the Toxic Substances Control Act, 15 U.S.C. (S) 2601 et seq.;
         ------                                                        ------
the Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C. (S) 9601 et seq.; the Federal Water Pollution Control Act, 33
                         ------
U.S.C. (S) 1251 et seq.; the Clean Air Act, 42 U.S.C. (S) 7401 et seq.; the
                ------                                         ------
Hazardous Materials Transportation Act, 49 U.S.C. (S) 1801 et seq.; The
                                                           ------
Occupational Safety and Health Act, 29 U.S.C. (S) 651; the Federal Insecticide, Fungicide and Rodenticide Act, 7 U.S.C. (S) 136y et seq.; and the Oil Pollution
                                                 ------
Act of 1990, 33 U.S.C. (S) 2701 et seq., all as may be amended or superseded
                                ------
from time to time.

"Environmental Lien" has the meaning set forth in Section 4.17 hereof.
--------------------

"Environmental Permits" means all permits, licenses, approvals, authorizations
 ----------------------
or consents required by any Governmental Authority under any applicable Environmental Law and includes any and all orders, consent orders or binding agreements issued or entered into by a Governmental Authority under any applicable Environmental Law.

"ERISA" means Employee Retirement Income Security Act of 1974, as amended.
 ------

"ERISA Affiliate" means each "person" (as defined in Section 3(9) of ERISA)
 ----------------
which is under "common control" with the Company or any of its Subsidiaries (within the meaning of Section 414(b), (c), (m) or (o) of the Code).

"Fee" has the meaning set forth in Section 12(d) hereof.
 ----

"Fleming Funds" means Fleming US Discovery Fund III, L.P. and Fleming US
---------------
Discovery Offshore Fund III, L.P.

"Fleming Holders" means (i) the Fleming Funds and (ii) any Affiliate, officer or
-----------------
employee of an Affiliate or investment fund managed by an Affiliate of the Fleming Funds to which the Fleming Funds may transfer record and/or beneficial ownership of the Shares or the Conversion Shares.

"Funded Debt" means, as of any date of determination, without duplication, the
-------------
sum of all Indebtedness (other than Indebtedness consisting of the Company's Guaranty of any obligation of a Subsidiary or a Subsidiary's Guaranty of any obligation of any other Subsidiary or of the Company) of the Company and its Subsidiaries; provided, however, that with respect to non-wholly owned
              --------  -------
Subsidiaries, no Indebtedness of such Subsidiary shall be included except to the extent included in the consolidated financial statements of the Company.

"Governmental Authority" means any federal, state, or local governmental agency
------------------------
or authority (including regulatory authority) having jurisdiction over the Company or any of its Subsidiaries or any of its respective assets or businesses.

"Guaranty" means (i) any guaranty or endorsement of the payment or performance
----------
of, or any contingent obligation in respect of, any indebtedness or other obligation of any other Person, (ii) any other arrangement whereby credit is extended to one obligor (directly or indirectly) on the basis of any promise or undertaking of another Person (a) to pay the indebtedness of such obligor, (b) to purchase an obligation owed by such obligor, (c) to purchase or lease assets (or to provide funds, goods or services) under circumstances that would enable such obligor to discharge one or more of its obligations or (d) to maintain the capital, working capital, solvency or general financial condition of such obligor, in each case whether or not such arrangement is disclosed in the balance sheet of such other Person or is referred to in a footnote thereto and
(iii) any liability as a general partner of a partnership in respect of indebtedness or other obligations of such partnership; provided, however, that
                                                       --------  -------
the term "Guaranty" shall not include (1) endorsements for collection or deposit in the ordinary course of business, (2) obligations of the Company or its Subsidiaries which would constitute Guaranties solely by virtue of the continuing liability of a Person which has sold assets subject to liabilities for the liabilities which were assumed by the Person acquiring the assets, unless such liability is required to be carried on the consolidated balance sheet of the Company, (3) with respect to the preceding clause (d), any such arrangement for the maintenance of the capital, working capital, solvency or general financial condition of a Subsidiary of the Company or (4) any performance guaranty entered into in the ordinary course of business. The amount of any Guaranty and the amount of indebtedness resulting from such Guaranty shall be the maximum amount of the guarantor's potential obligation in respect of such Guaranty.

"Hazardous Materials" means any petroleum, petroleum hydrocarbons, petroleum
---------------------
waste or petroleum products, underground storage tanks, asbestos or asbestos-containing materials, pesticides, lead and lead-containing materials, urea formaldehyde insulation and polychlorinated biphenyls (PCBs), ionizing and non-ionizing radiation including radon and electromagnetic frequency radiation; and any chemicals, materials, substances or wastes in any amount or concentration which are now or hereafter "hazardous substances," "hazardous wastes", "hazardous materials", "extremely hazardous wastes", "restricted hazardous wastes", "toxic substances", "toxic pollutants" or words of similar import, under any Environmental Law.

"Indebtedness" of any Person means, without duplication, as of any date as of
 -------------
which the amount thereof is to be determined, (i) all obligations of such Person to repay money borrowed (including, without limitation, all notes payable and drafts accepted representing extensions of credit, all obligations under letters of credit, all obligations evidenced by bonds, debentures, notes or other similar instruments and all obligations upon which interest charges are customarily paid), (ii) all Capitalized Leases in respect of which such Person is liable as lessee or as the guarantor of the lessee, (iii) all monetary obligations which are secured by any Lien (except for statutory liens) existing on property owned by such Person whether or not the obligations secured thereby have been incurred or assumed by such Person, (iv) all conditional sales contracts and similar title retention debt instruments under which such Person is obligated to make payments, (v) all Guaranties by such Person and (vi) all contractual obligations (whether absolute or contingent) of such Person to repurchase goods sold and distributed. "Indebtedness" shall not include, however, (1) Indebtedness of the Company to any of its wholly-owned Subsidiaries or Indebtedness of any wholly-owned Subsidiary to the Company or to another wholly-owned Subsidiary, and (2) any unfunded obligations in any employee pension benefit plan (as defined in ERISA) of the Company or of any Subsidiary.

For purposes of this Agreement, the value of Indebtedness at any time shall be determined as follows with respect to Indebtedness under each of the foregoing respective categories in this definition: (a) with respect to the preceding clause (i), the value of such Indebtedness shall be the then principal amount of, any then accrued interest on and (without duplication) any amounts then due, with respect to such Indebtedness; (b) with respect to the preceding clause
(ii), the value of such Indebtedness shall be determined as provided in the definition herein of "Capitalized Leases"; (c) with respect to the preceding clause (iii), the value of such Indebtedness shall be the then principal amount of, any then accrued interest on and (without duplication) any amounts then due, with respect to such secured monetary obligations; (d) with respect to the preceding clause (iv), the value of such contracts and instruments shall be computed by discounting, to the date of determination, at an assumed interest rate of eight percent (8%) per annum, the minimum amount of future rental payments that will be due under the related documentation, including rental payments that may be due during extensions which are at the other party's option, but excluding any amounts in respect of insurance on, taxes on and/or maintenance of the properties subject to such contracts or instruments (provided that such amounts are owed and paid only to the extent actually incurred); (e) with respect to the preceding clause (v), the value of such Guaranties shall be determined as provided in the last sentence of the definition herein of "Guaranty"; and (f) with respect to the preceding clause (vi), the value of such repurchase obligations at any time shall be the maximum amount which would be payable if all then outstanding potential repurchase obligations became due.

"Investment" means, with respect to any Person, (i) any loan, advance or
------------
extension of credit by such Person to, and any contributions to the capital of, any other Person, (ii) any Guaranty by such Person, (iii) any interest in any capital stock, equity interest or other securities of any other Person, (iv) any transfer or sale of property of such Person to any other Person other than upon full payment, in cash, of not less than the agreed sale price or the fair value of such property, whichever is higher and (v) any commitment or option to make an Investment if, in the case of an option, the consideration therefor exceeds $10,000, and any of the foregoing under clauses (i) through (v) shall be considered an Investment whether such Investment is acquired by purchase, exchange, merger or any other method; provided, that the term "Investment" (1)
                                      --------
shall not include an Investment in the Company or in a wholly-owned Subsidiary,
(2) shall not include current trade and customer accounts receivable and allowances, provided they relate to goods furnished in the ordinary course of business and are given in accordance with the customary practices of the Company or a Subsidiary, (3) shall not include temporary investments of excess cash of the Company or of any Subsidiary in any of the following: (A) investment grade obligations maturing within one year of their issuance which as to principal and interest constitute direct obligations of, or obligations guaranteed by, the United States of America, (B) negotiable certificates of deposit of banks or trust companies which are organized under the laws of the United States of America or any state thereof and which have capital and surplus of at least $500,000,000, (C) commercial paper which is rated not less than prime-one or A-1 or their equivalents by Moody's Investor Service, Inc. or Standard & Poor's Corporation or their successors, (D) any repurchase agreement secured by any one or more of the foregoing and (E) money market funds primarily investing in any of the foregoing securities and sponsored by or affiliated with nationally recognized brokerage or investment advisory firms, (4) shall not include Investments of the Company or any Subsidiary existing on the date hereof and disclosed on Schedule 3 hereto, (5) shall not include the Company's Guaranty of any obligation of a wholly-owned Subsidiary and (6) shall not include a Subsidiary's Guaranty of any obligation of any other Subsidiary or of the Company.

"Leverage Ratio" shall mean, as of any date of determination, the ratio of (a)
 ---------------
Funded Debt outstanding on such date to (b) Adjusted Operating Cash Flow for the four fiscal quarter period then most recently ended.

"Lien" means any mortgage, pledge, hypothecation, assignment, deposit
------
arrangement, encumbrance, lien (statutory or other), or preference, priority or other security interest of any kind or nature whatsoever (including, without limitation, any conditional sale or other title retention agreement, any financing lease having substantially the same effect as any of the foregoing, any assignment or other conveyance of any right to receive income and any assignment of receivables with recourse against the assignor), any filing of a financing statement as debtor under the Uniform Commercial Code or any similar statute and any agreement to give or make any of the foregoing.

"Operating Cash Flow" shall mean, for any period of determination, an amount
---------------------
equal to the sum of (without duplication) (a) net income for such period, after deduction of all items which should be classified as extraordinary, all as determined in accordance with generally accepted accounting principles, plus (b) all amounts deducted in computing such net income in respect of (i) interest expense, (ii) non-cash amortization expense (including amortization of financing costs, non-current assets and non-cash charges), (iii) depreciation, (iv) income taxes and (v) all other non-cash expenses.

"Outside Directors" means those directors on the Company's Board of Directors at
 ------------------
any time who are not otherwise Affiliates of or employed by the Company;

provided, however, that for purposes of this definition the term Affiliate shall
--------  -------
not include Shimon Topor and Edward Kirtman.

"Outstanding" or "outstanding" means, when used with reference to the Shares or
-------------     ------------
the Conversion Shares as of a particular time, all Shares or Conversion Shares theretofore duly issued except (i) Shares and Conversion Shares theretofore reported as lost, stolen, mutilated or destroyed or surrendered for transfer, exchange or replacement, in respect of which new or replacement Shares or Conversion Shares have been issued by the Company, (ii) Shares and Conversion Shares theretofore cancelled by the Company and (iii) Shares and Conversion Shares registered in the name of, as well as Shares and Conversion Shares owned beneficially by, the Company, any Subsidiary or any of their Affiliates. For purposes of the preceding sentence, in no event shall "Affiliates" include (x) the persons which are identified as "Purchasers" on Schedule 1 hereto or (y) any Affiliates of any such persons.

"Pension Plan" means any "employee pension benefit plan" as defined in Section
--------------
3(2) of ERISA.

"Person" or "person" means an individual, corporation, partnership, firm,
--------     -------
association, joint venture, trust, unincorporated organization, government, governmental body, agency, political subdivision or other entity.

"Plan" means any bonus, incentive compensation, deferred compensation, pension,
 -----
profit sharing, retirement, stock purchase, stock option, stock ownership, stock appreciation rights, phantom stock, leave of absence, layoff, vacation, day or dependent care, legal services, cafeteria, life, health, accident, disability, workmen's compensation or other insurance, severance, separation or other employee benefit plan, practice, policy or arrangement of any kind, whether written or oral, or whether for the benefit of a single individual or more than one individual including, but not limited to, any "employee benefit plan" within the meaning of Section 3(3) of ERISA.

"Preferred Stock" means any class of the capital stock of a corporation (whether
 ----------------
or not convertible into any other class of such capital stock) which has any right, whether absolute or contingent, to receive dividends or other distributions of the assets of such corporation (including, without limitation, amounts payable in the event of the voluntary or involuntary liquidation, dissolution or winding-up of such corporation), which right is superior to the rights of another class of the capital stock of such corporation. "Preferred Stock" includes, without limitation, the Series A Convertible Preferred Stock.

"Purchaser" means the person who accepts and agrees to the terms hereof as
 ----------
indicated by such person's signature (as "the undersigned Purchaser") on the execution page of this Agreement, together with its successors and assigns.

"Purchasers" has the meaning set forth in Section 1(c) hereof, together with
------------
their respective successors and assigns.

"Registration Rights Agreement" means the Registration Rights Agreement, dated
 ------------------------------
as of the Closing Date, among the Company and each of the Purchasers.

"Restricted Payment" means (i) every payment in connection with the redemption,
--------------------
purchase, retirement or other acquisition by or on behalf of the Company or any Subsidiary of any shares of the Company's or a Subsidiary's capital stock (as defined below), whether or not owned by the Company or any Subsidiary, (ii) every payment to or on behalf of any Affiliate of the Company or any Affiliate of any Subsidiary on account of or with respect to any lease arrangements, and
(iii) every payment by or on behalf of the Company or any Subsidiary (whether as repayment or prepayment of principal or as interest or otherwise) on or with respect to any obligation to repay money borrowed owing to any Affiliate of the Company or of any Subsidiary; provided, however, (a) that the restrictions of
                              --------  -------
the foregoing clause (i) shall not apply to any payment in respect of capital stock of the Company to the extent payable in shares of the capital stock of the Company, (b) that none of the foregoing clauses shall apply to any payments from a Subsidiary to the Company or from a Subsidiary to a wholly-owned Subsidiary,
(c) that none of the foregoing clauses shall apply to any purchases by the Company from a Subsidiary or from any other holder of additional capital stock of such Subsidiary, (d) that none of the foregoing clauses shall apply to any payments, distributions or other transfers or actions on or with respect to the Shares or the Conversion Shares or to the Purchasers (or holders of Shares or the Conversion Shares) under the Stock Purchase Agreements and (e) that none of the foregoing clauses shall apply to any transaction permitted under Section 9.8 hereof. For purposes of this definition, "capital stock" shall also include warrants and other rights and options to acquire shares of capital stock (whether upon exercise, conversion, exchange or otherwise). For purposes of clauses (ii) and (iii) of this definition, "Affiliate" shall not include any Subsidiary of the Company.

"Rule 144" means (i) Rule 144 under the Securities Act as such Rule is in effect
 --------
from time to time and (ii) any successor rule, regulation or law, as in effect from time to time.

"Rule 144A" means (i) Rule 144A under the Securities Act as such Rule is in
 ----------
effect from time to time and (ii) any successor rule, regulation or law, as in effect from time to time.

"Rule 144 Transaction" means a transfer of Conversion Shares (A) complying with
----------------------
Rule 144 as such Rule is in effect on the date of such transfer (but not including a sale other than pursuant to "brokers' transactions" as defined in clauses (1) and (2) of paragraph (g) of such Rule as in effect on the date hereof) and (B) occurring at a time when Conversion Shares are registered pursuant to Section 12 of the Securities Exchange Act.

"SEC Reports" has the meaning set forth in Section 4.20 hereof.
 ------------

"Securities Act" means the Securities Act of 1933, as amended, and the rules,
----------------
regulations and interpretations thereunder.

"Securities Exchange Act" means the Securities Exchange Act of 1934, as amended,
 ------------------------
and the rules, regulations and interpretations thereunder.

"Series A Convertible Preferred Stock" means the Company's Series A Convertible
--------------------------------------
Preferred Stock, par value $.01 per share, which will have the rights, powers and privileges on the Closing Date as more fully set forth in the Certificate of Designations.

"Shares" has the meaning set forth in Section 1(a) hereof.  In the event that
 -------
any Shares are sold either in a public offering pursuant to a registration statement under Section 5 of the Securities Act or pursuant to a Rule 144 Transaction, then the transferees of such Shares shall not be entitled to any benefits under this Agreement with respect to such Shares and such Shares shall no longer be considered to be "Shares" for purposes of any consent or waiver provision of this Agreement.

"Solvent" has the meaning set forth in Section 4.21(b) hereof.
---------

"Stock Purchase Agreements" has the meaning set forth in Section 1(c) hereof.
 --------------------------

"Stockholders' Agreement" means the Stockholders' Agreement, dated as of the
 ------------------------
Closing Date, among the Company, the Purchasers, Robert T. Walston and certain directors of the Company.

"Subsidiary", with respect to any Person, means any corporation, association or
------------
other entity of which more than 50% of the total voting power of shares of stock or other equity interests (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is, at the time as of which any determination is being made, owned or controlled, directly or indirectly, by such Person or one or more of its Subsidiaries, or both. The term "Subsidiary" or "Subsidiaries" when used herein without reference to any
      -----------     -------------
particular Person means a Subsidiary or Subsidiaries of the Company.

"Tax" or "Taxes" means all federal, state, local or foreign net or gross income,
 -----    ------
gross receipts, net proceeds, sales, use, ad valorem, value added, franchise,
                                          ----------
bank shares, withholding, payroll, employment, excise, property, alternative or add-on minimum, environmental or other taxes, assessments, duties, fees, levies or other governmental charges of any nature whatsoever, whether disputed or not, together with any interest, penalties, additions to tax or additional amounts with respect thereto.

"Tax Returns" means any returns, reports or statements (including any
 ------------
information returns) required to be filed for purposes of a particular Tax.

"Taxing Authority" means any governmental agency, board, bureau, body,
------------------
department or authority of any United States federal, state or local jurisdiction, or any foreign jurisdiction, having or purporting to exercise jurisdiction with respect to any Tax.

"Transferees" means any transferee (except for a Fleming Holder) of Shares or
-------------
Conversion Shares from a Fleming Holder. Transferees shall not include a transferee of Shares or

Conversion Shares sold in either a public offering pursuant to a registration statement under the Securities Act or pursuant to a Rule 144 Transaction.

(b) For all purposes of this Agreement, except as otherwise expressly provided or unless the context otherwise requires:

(i) the words "herein", "hereof" and "hereunder" and other words of similar import refer to this Agreement as a whole and not to any particular Section or other subdivision;

(ii) all accounting terms not otherwise defined herein have the meanings assigned to them in accordance with generally accepted accounting principles consistently applied (except as otherwise provided herein);

(iii) all computations provided for herein, if any, shall be made in accordance with generally accepted accounting principles consistently applied (except as otherwise provided herein);

(iv) any uses of the masculine, feminine or neuter gender shall also be deemed to include any other gender, as appropriate;

(v) all references herein to actions by the Company or any Subsidiary, such as "create", "sell", "transfer", "dispose of", etc., mean such action whether voluntary or involuntary, by operation of law or otherwise;

(vi) the exhibits and schedules to this Agreement shall be deemed a part of this Agreement;

(vii)  each of the representations and warranties of the Company contained in
Section 4 hereof is separate and is not limited, qualified or modified by the existence, wording or satisfaction of any other representation or warranty of the Company in Section 4 or otherwise;

(viii) each of the covenants of the Company contained in Sections 7, 8 and 9 hereof or otherwise contained in any Stock Purchase Agreement, the Certificate of Designations, the Stockholders' Agreement or the Registration Rights Agreement is separate and is not limited or satisfied by the existence, wording or satisfaction of any other covenant of the Company in Section 7, 8 or 9 or otherwise; and

(ix) all references herein (in covenants or otherwise) to any action(s) which are to be taken (or which are prohibited from being taken) by any Person, the Company or any Subsidiary shall apply to such Person, the Company or such Subsidiary, as the case may be, whether such action is taken directly or indirectly.

SECTION 4.  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to the Purchaser as follows as of the date hereof and as of the Closing Date:

4.1.  Corporate Existence, Power and Authority.
      ----------------------------------------

(a) Each of the Company and each Subsidiary is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation. Each of the Company and each Subsidiary is duly qualified, licensed and authorized to do business and is in good standing in each jurisdiction in which it owns or leases any property or in which the conduct of its business requires it to so qualify or be so licensed, except for such jurisdictions where the failure to so qualify or be so licensed would not have a material adverse effect on the Company's assets, properties, liabilities, business, affairs, results of operations, condition (financial or otherwise) or prospects on a consolidated basis.

(b) No proceeding has been commenced looking toward the dissolution or merger of the Company or any Subsidiary or the amendment of its respective certificate of incorporation (other than the Certificate of Designations) or any comparable document with respect to any Subsidiary organized under the laws of a jurisdiction outside the United States. Neither the Company nor any Subsidiary is in violation in any respect of its certificate of incorporation or by-laws (or any comparable document with respect to any Subsidiary organized under the laws of a jurisdiction outside the United States).

(c) Each of the Company and each Subsidiary has all requisite power, authority (corporate and other) and legal right to own or to hold under lease and to operate the properties it owns or holds and to conduct its business as now being conducted.

(d) The Company has all requisite power, authority (corporate and other) and legal right to execute, deliver, enter into, consummate the transactions contemplated by and perform its obligations under (i) the Stock Purchase Agreements, including, without limitation, the issuance by the Company of the Shares and the Conversion Shares as contemplated herein and therein and in the Certificate of Designations, (ii) the Stockholders' Agreement and
     (iii) the Registration Rights Agreement. The execution, delivery and performance of the Stock Purchase Agreements, the Stockholders' Agreement and the Registration Rights Agreement by the Company (including, without limitation, the issuance by the Company of the Shares and the Conversion Shares as contemplated herein and therein and in the Certificate of Designations) have been duly authorized by all required corporate and other actions. The Stock Purchase Agreements have been duly executed and delivered by the Company and constitute, and upon execution and delivery of each of the Stockholders' Agreement and the Registration Rights Agreement will constitute, the legal, valid and binding obligations of the Company enforceable in accordance with their respective terms, subject to bankruptcy, insolvency, reorganization, moratorium and other similar laws relating to the rights of creditors generally.

4.2.  Capital Stock.
      -------------

(a) The authorized capital stock of the Company consists of (i) 50,000,000 shares of Common Stock, par value $.01 per share, and (ii) 5,000,000 shares of Preferred Stock, $.01 par value per share, of which after giving effect to the Certificate of Designations, 150,000 shares have been designated as Series A Convertible Preferred Stock. On the date hereof, there are outstanding (i) no shares of Preferred Stock and (ii) 9,552,502 shares of Common Stock. On the Closing Date, after giving effect to the issuance of Shares contemplated by the Stock Purchase Agreements, 150,000 shares of Series A Convertible Preferred Stock will be outstanding. All of such outstanding shares are, or on the Closing Date will be, duly authorized, validly issued and outstanding, fully paid and non-assessable. The shares of the Company's Common Stock issuable upon conversion of the Series A Convertible Preferred Stock will be, when issued in accordance with the terms of the Series A Convertible Preferred Stock, duly authorized, validly issued, fully paid and non-assessable. Except as provided in the Stockholders' Agreement, none of the shares of the Company's capital stock which will be outstanding at the Closing (i) were or will be subject to preemptive rights when issued or (ii) provide the holders thereof with any preemptive rights with respect to any issuances of capital stock.

(b) The only shares of the Company's Common Stock reserved for issuance by the Company are (i) shares of Common Stock to be issued upon conversion of the Shares and (ii) 1,827,625 shares of Common Stock (subject to an increase on August 1 of each year by a number of shares equal to five percent of the Company's outstanding Common Stock as of such dates) to be issued pursuant to the Company's 1997 Stock Plan, 700,000 shares of Common Stock to be issued pursuant to the Company's 1997 Director Option Plan and 615,125 shares of Common Stock to be issued pursuant to certain management stock option agreements existing on the date hereof.

(c) Except as referred to in Section 4.2(b), there are no outstanding options, warrants, subscriptions, rights, convertible securities or other agreements or plans under which the Company may become obligated to issue, sell or transfer shares of its capital stock or other securities.

(d) Except as disclosed on Exhibit B hereto and as provided in the Registration Rights Agreement, there are and will be no outstanding registration rights with respect to any capital stock of the Company or of any Subsidiary, which (in either case) will be outstanding on the Closing Date, or any capital stock referred to in Section 4.2(b) or 4.2(c) or in the last sentence of Section 4.3(b) below.

(e) Except as contemplated by this Agreement, the Stockholders' Agreement or the Certificate of Designations, there are no voting agreements, voting trusts, proxies or other agreements or understandings with respect to the voting of any capital stock of the Company or any Subsidiary.

(f) Except as disclosed on Exhibit B hereto and as provided in the Certificate of Designations, there are no anti-dilution protections or other adjustment provisions in existence with respect to any capital stock of the Company or any Subsidiary or any capital stock referred to in Section 4.2(b) or 4.2(c) or in the last sentence of Section 4.3(b) below.

(g) The Certificate of Designations has been duly adopted by the Company. Upon filing of the Certificate of Designations with the Secretary of State of Delaware, the Certificate of Designations will be fully effective as an amendment to the Company's certificate of incorporation and the Shares will have all of the rights, priorities and terms set forth in the Certificate of Designations.

(h) Those persons who own, directly or indirectly, more than 5% of the Company's outstanding Common Stock are as follows: Robert Walston, Technical Services Partners, L.P., Shimon Topor, Edward Kirtman and Mellon Bank.

4.3.  Subsidiaries.
      ------------

(a) The only Subsidiaries of the Company are those set forth on Exhibit B hereto. Such Subsidiaries are owned as set forth on Exhibit B hereto. Neither the Company nor any Subsidiary has any Investments in any other Person, except as described on Exhibit B hereto.

(b) All outstanding shares of capital stock of the Subsidiaries have been duly authorized and validly issued and are fully paid and, except with respect to Four Media Company Asia Pte. Ltd., non-assessable and, except as disclosed on Exhibit B hereto, are owned beneficially and of record by the Company free and clear of all Liens, options or claims of any kind. Except as disclosed on Exhibit B hereto, there are no outstanding options, warrants, subscriptions, rights, convertible securities or other agreements or plans under which any Subsidiary may become obligated to issue, sell or transfer shares of its capital stock or other securities.

(c) Except as described on Exhibit B hereto, there are no restrictions (whether by charter, agreement, instrument, statute (other than the applicable state corporation law), rule, regulation, judgment, decree, order or otherwise) that may affect or limit the ability of any Subsidiary to pay dividends to the Company of such Subsidiary's earnings (as reported in financial statements prepared under generally accepted accounting principles consistently applied).

4.4.  Business.
      --------

The Company and its Subsidiaries are engaged primarily in the business of providing technical and creative services to owners, creators, producers and distributors of television programming, feature films and other entertainment product both domestically and internationally. Neither the Company nor any of its Subsidiaries currently engages in, or has any intention of engaging in, any other business, except for any business which is an expansion of, or related to, its existing business.

4.5.  No Defaults or Conflicts.
      ------------------------

(a) Except as disclosed on Exhibit B hereto, neither the Company nor any of its Subsidiaries is in violation or default in any material respect (and is not in monetary default in any respect regarding any Indebtedness) under any indenture, agreement or instrument to which it is a party or by which it or its properties may be bound. Neither the Company nor any Subsidiary is in default under any material order, writ, injunction, judgment or decree of any court or other governmental authority or arbitrator(s).

(b) The execution, delivery and performance by the Company of the Stock Purchase Agreements, the Stockholders' Agreement and the Registration Rights Agreement and any of the transactions contemplated hereby or thereby (including, without limitation, the issuance of the Shares and the Conversion Shares as contemplated herein and therein and in the Certificate of Designations and the adoption of the Certificate of Designations as an amendment to the Company's certificate of incorporation) do not and will not (i) violate or conflict with, with or without the giving of notice or the passage of time or both, any provision of (A) the respective certificates of incorporation or by-laws of the Company or any of its Subsidiaries (or with respect to any Subsidiary organized under the laws of a jurisdiction outside the United States, the respective comparable documents under the laws of such jurisdiction) or (B) any law, rule, regulation or order of any federal, state, county, municipal or other governmental authority, or any judgment, writ, injunction, decree, award or other action of any court or governmental authority or arbitrator(s), or any agreement, indenture or other instrument applicable to the Company or any of its Subsidiaries or any of their respective properties, (ii) result in the creation of any Lien upon any of the Company's or any Subsidiary's properties, assets or revenues, (iii) except as disclosed on Exhibit B hereto, require the consent, waiver, approval, order or authorization of, or declaration, registration, qualification or filing with, any Person (whether or not a governmental authority and including, without limitation, any shareholder approval), or (iv) cause antidilution clauses of any outstanding securities to become operative or give rise to any preemptive rights. No provision referred to in the preceding clause (i) materially adversely affects or will materially adversely affect the assets, properties, liabilities, business, affairs, results of operations, condition (financial or otherwise) or prospects of the Company on a consolidated basis or the ability of the Company to perform its obligations under the Stock Purchase Agreements, the Certificate of Designations, the Stockholders' Agreement, the Registration Rights Agreement or any of the transactions contemplated hereby or thereby.

4.6.  Disclosure Materials; Other Information.
      ---------------------------------------

(a) The Company has previously furnished to the Purchaser the materials described on Schedule 4 hereto (the "Disclosure Material"). The audited
                                          --------------------
     and unaudited financial statements contained in the SEC Reports fairly present the consolidated financial condition of the Company as of the respective dates thereof and the consolidated results of the operations of the Company for such periods and have been prepared in accordance with generally accepted accounting principles consistently applied, except that any such unaudited statements may omit notes and may be subject to year-end adjustment.

(b) Since August 3, 1997, except as disclosed on Exhibit B hereto, (i) the business of the Company and the Subsidiaries has been conducted in the ordinary course and (ii) there has been no material adverse change in the assets, properties, liabilities, business, affairs, results of operations, condition (financial or otherwise) or prospects of the Company on a consolidated basis. Since November 2, 1997, there have been no material liabilities of the Company or any Subsidiary which would be required to be provided for in a consolidated balance sheet of the Company as of either such date prepared in accordance with generally accepted accounting principles consistently applied, other than (i) liabilities provided for in the financial statements referred to in Section 4.6(a), (ii) liabilities listed on Exhibit B hereto or (iii) liabilities incurred in the ordinary course of business. Since November 2, 1997, no amount or property has directly or indirectly been declared, ordered, paid, made or set aside for any Restricted Payment nor has any such action been agreed to.

(c)  Except for liabilities (i) incurred in the ordinary course of business or
     (ii) disclosed on Exhibit B hereto, since November 2, 1997, there have been no material liabilities, contingent or otherwise, of the Company or the Subsidiaries that have not been disclosed in the financial statements referred to in Section 4.6(a) or otherwise disclosed in the Disclosure Material.

(d) The financial projections included in the Disclosure Material conform with the internal operating forecasts of the Company and its Subsidiaries and were based on reasonable assumptions when made and have been prepared in good faith.

(e) None of the Disclosure Material (except for any projections included therein) contained or contains a false or misleading statement of a material fact; the Disclosure Material and the SEC Reports, taken together, do not omit to state any material fact necessary in order to make the statements made in such documents, in light of the circumstances under which they were made, not misleading.

(f) There is no fact known to the Company or any of the Subsidiaries which is not in either the Disclosure Material or the SEC Reports and which materially and adversely affects, or in the future might materially and adversely affect, the assets, properties, liabilities, business, affairs, results of operations, condition (financial or otherwise) or prospects of the Company on a consolidated basis.

4.7.  Litigation.
      ----------

Except as disclosed on Exhibit B hereto, there is no action, suit, proceeding, investigation or claim pending or, to the knowledge of the Company or the Subsidiaries, threatened in law, equity or otherwise before any court, administrative agency or arbitrator which (i) questions the validity of the Stock Purchase Agreements, the Certificate of Designations, the Stockholders' Agreement, the Registration Rights Agreement, the Shares or the Conversion Shares or any action taken or to be taken pursuant hereto or thereto, (ii) might adversely affect the right, title or interest of any Purchaser to the Shares or the Conversion Shares or (iii) might result in a material adverse change in the assets, properties, liabilities, business, affairs, results of operations, condition (financial or otherwise) or prospects of the Company on a consolidated basis.

4.8.  Taxes.
      -----

Each of the Company and each Subsidiary has duly and timely filed all Tax Returns required to be filed by it, and each such Tax Return correctly and completely reflects the Tax liability and all other information required to be reported thereon. Each of the Company and each Subsidiary has paid or caused to be paid all Taxes (whether or not reflected on such Tax Returns) that are due and payable. The provision for Taxes due by the Company and its Subsidiaries in the most recent financial statement included in the SEC Reports is sufficient for all unpaid Taxes, being current Taxes not yet due and payable, of the Company and its Subsidiaries, as of the end of the period covered by such financial statement, and as of the Closing Date, such provision, as adjusted for the passage of time through the Closing Date, will be sufficient for the then-accrued and unpaid Taxes not yet due and payable of the Company and its Subsidiaries. Except as disclosed on Exhibit B hereto, no Tax Returns of the Company or any Subsidiary have ever been audited by any Taxing Authority, there is no dispute concerning any Tax liability of the Company or any Subsidiary either threatened, claimed or raised by any Taxing Authority, and the Company does not expect any Taxing Authority to assess additional Taxes against or in respect of it or any Subsidiary for any past period. The Company and each Subsidiary has withheld and paid, or, if not yet due for payment, set aside in accounts for such purposes, all Taxes required to have been withheld in connection with amounts paid or owing to any employee, creditor, independent contractor or other third party. Except as disclosed on Exhibit B hereto, the Company and its Subsidiaries have no liability for Taxes of any Person other than the Company and its Subsidiaries (i) as a transferee or successor, (ii) by contract, or (iii) otherwise. There are no applicable Taxes payable by the Company or any Subsidiary in connection with the execution and delivery of the Stock Purchase Agreements, the Stockholders' Agreement or the Registration Rights Agreement or the issuance by the Company of the Shares or the Conversion Shares.

4.9.  ERISA and Other Employee Benefits.
      ---------------------------------

(a) The Company's "employee benefit plans" within the meaning of Section 3(3) of ERISA are listed in Exhibit B, and copies of all documentation relating to such plans have been delivered or made available to Purchasers (including copies of written plans, written descriptions of oral plans, summary plan descriptions, trust agreements, the three most recent annual returns, employee communications, and IRS determination letters).

(b) Each Benefit Plan has at all times been maintained and administered in all material respects in accordance with its terms and with the requirements of all applicable law, including ERISA and the Code, and each Benefit Plan intended to qualify under section 401(a) of the Code has at all times since its adoption been so qualified, and each trust which forms a part of any such plan has at all times since its adoption been tax-exempt under section 501(a) of the Code.

(c) No Benefit Plan has incurred any "accumulated funding deficiency" within the meaning of section 302 of ERISA or section 412 of the Code, and the "amount of unfunded benefit liabilities" within the meaning of section 4001(a)(18) of ERISA does not exceed zero with respect to any Benefit Plan subject to Title IV of ERISA.

(d) No "reportable event" (within the meaning of section 4043 of ERISA) has occurred with respect to any Benefit Plan or any Plan maintained by an ERISA Affiliate since the effective date of said section 4043.

(e) No Benefit Plan is a multiemployer plan within the meaning of section 3(37) of ERISA.

(f) No direct, contingent or secondary liability has been incurred or is expected to be incurred by the Company or any Subsidiary under Title IV of ERISA to any party with respect to any Benefit Plan, or with respect to any other Plan presently or heretofore maintained or contributed to by any ERISA Affiliate.

(g) Neither the Company, any Subsidiary nor any ERISA Affiliate has incurred any liability for any tax imposed under section 4971 through 4980B of the Code or civil liability under section 502(i) or (l) of ERISA.

(h) No benefit under any Benefit Plan, including, without limitation, any severance or parachute payment plan or agreement, will be established or become accelerated, vested or payable by reason of any transaction contemplated under this Agreement.

(i)  None of the Company's "employee benefit plans" within the meaning of
     Section 3(3) of ERISA provides health or death benefit coverage beyond the termination of an employee's employment, except as required by Part 6 of Subtitle B of Title I of ERISA or section 4980B of the Code or any State laws requiring continuation of benefits coverage following termination of employment.

(j) No suit, action or other litigation (excluding claims for benefits incurred in the ordinary course of plan activities) has been brought or, to the knowledge of the Company or any Subsidiary, threatened against or with respect to any of the Company's "employee benefit plans" within the meaning of Section 3(3) of ERISA, and there are no facts or circumstances known to the Company or any Subsidiary that could reasonably be expected to give rise to any such suit, action or other litigation.

(k) All contributions to Benefit Plans that were required to be made under such Benefit Plans have been made, and all benefits accrued under any unfunded Benefit Plan have been paid, accrued or otherwise adequately reserved in accordance with generally accepted accounting principles, all of which accruals under unfunded Benefit Plans are as disclosed in Exhibit B, and each of the Company and each Subsidiary has performed all material obligations required to be performed under all Benefit Plans.

(l) The execution, delivery and performance of the Stock Purchase Agreements, the Stockholders' Agreement and the Registration Rights Agreement and the consummation of the transactions contemplated hereby and thereby (including, without limitation, the offer, issue and sale by the Company, and the purchase by the Purchaser of the Shares and the Conversion Shares) will not involve any "prohibited transaction" within the meaning of ERISA or the Code.

4.10.  Legal Compliance.
       ----------------

(a) Each of the Company and each Subsidiary has complied with all applicable laws, rules, regulations, orders, licenses, judgments, writs, injunctions, decrees or demands, except to the extent that failure to so comply would not materially adversely affect the assets, properties, liabilities, business, affairs, results of operations, condition (financial or otherwise) or prospects of the Company on a consolidated basis.

(b) There are no adverse orders, judgments, writs, injunctions, decrees or demands of any court or administrative body, domestic or foreign, or of any other governmental agency or instrumentality, domestic or foreign, outstanding against the Company or any Subsidiary.

4.11.  Outstanding Securities.
       ----------------------

All securities (as defined in the Securities Act) of each of the Company and the Subsidiaries have been offered, issued, sold and delivered in compliance with, or pursuant to exemptions from, all applicable federal and state laws, and the rules and regulations of federal and state regulatory bodies governing the offering, issuance, sale and delivery of securities.

4.12.  Intellectual Property and Other Rights.
       --------------------------------------

Each of the Company and each Subsidiary owns or possesses all patents, patent rights, trademarks, trademark rights, trade names, trade name rights and copyrights (each of which is listed on Exhibit B hereto), and all rights and privileges with respect to any of the foregoing, as are necessary for the conduct of its business as now being conducted and as proposed to be conducted. To the best of the Company's knowledge, the rights of (and use by) each of the Company and each Subsidiary with respect to such or any other patents, patent rights, trademarks, trademark rights, trade names, trade name rights or copyrights do not conflict with or infringe any rights of others in a manner which might materially and adversely affect the assets, properties, liabilities, business, affairs, results of operations, condition (financial or otherwise) or prospects of the Company on a consolidated basis, and no such claim of conflict or infringement has been asserted by any Person.

4.13.  Permits, Licenses and Approvals.
       -------------------------------

Each of the Company and each Subsidiary owns and holds all franchises, licenses, permits, consents, approvals and other authority, governmental or otherwise (each of which is listed on Exhibit B hereto), and all rights and privileges with respect to any of the foregoing, as are necessary for the conduct of its business as now being conducted and as proposed to be conducted, except to the extent that failure to so own or hold is not reasonably likely to materially adversely affect the assets, properties, liabilities, business, affairs, results of operations, condition (financial or otherwise) or prospects of the Company on a consolidated basis. Neither the Company nor any Subsidiary is in default in any material respect under any of such franchises, licenses, permits, consents, approvals or other authority. To the best of the Company's knowledge, the rights of (and use by) each of the Company and each Subsidiary with respect to such or any other franchise, license, permit, consent, approval or other authority do not conflict with or infringe any rights of others in a manner which might materially and adversely affect the assets, properties, liabilities, business, affairs, results of operations, condition (financial or otherwise) or prospects of the Company on a consolidated basis, and no such claim of conflict or infringement has been asserted by any Person.

4.14.  Labor Matters.
       -------------

(a) Each of the Company and each Subsidiary has good relationships with its employees and has not had and does not expect any substantial labor problems. Neither the Company nor any Subsidiary has any knowledge as to any intentions of any key employee or any group of employees to leave the employ of the Company or any Subsidiary. Except as set forth on Exhibit B hereto: (i) the employees of the Company and each Subsidiary are not and have never been represented by any labor union, and no collective bargaining agreement is binding and in force against the Company or any Subsidiary or currently being negotiated by the Company or any Subsidiary;
     (ii) there are no pending or threatened representation campaigns, elections or proceedings or questions concerning union representation involving any employees of the Company or any Subsidiary; (iii) neither the Company nor any Subsidiary has any knowledge of any activities or efforts of any labor union or organization (or representatives thereof) to organize any employees of the Company or any Subsidiary, nor of any demands for recognition or collective bargaining, nor of any strikes, slowdowns, work stoppages or lock-outs of any kind, or threats thereof, by or with respect to any employees of the Company or any Subsidiary or any actual or claimed representatives thereof, and no such activities, efforts, demands, strikes, slowdowns, work stoppages or lock-outs occurred during the 24-month period preceding the date hereof; (iv) neither the Company nor any Subsidiary has engaged in, admitted committing or been held in any administrative or judicial proceeding to have committed any unfair labor practice under the National Labor Relations Act, as amended; (v) neither the Company nor any Subsidiary is involved in any industrial or trade dispute or any dispute or negotiations regarding a claim of material importance with any labor union or organization; and (vi) there are no controversies, claims, demands or grievances of material importance pending or, so far as the Company or any Subsidiary is aware, threatened, between the Company or any Subsidiary and any of their respective employees or any actual or claimed representative thereof.

(b) The Company and each of its Subsidiaries has at all times complied with all applicable federal, state, and local laws, rules and regulations respecting employment, wages, hours, compensation, benefits, occupational health and safety, and payment and withholding of taxes in connection with employment, except to the extent that failure to so comply would not materially adversely affect the assets, properties, liabilities, business, affairs, results of operations, condition (financial or otherwise) or prospects of the Company on a consolidated basis. Except as set forth on Exhibit B hereto, there are no claims, complaints or legal or administrative proceedings pending or, so far as the Company or any Subsidiary is aware, threatened, against the Company or any Subsidiary before any federal, state or municipal court or governmental agency, or any federal, sate or municipal taxing authority involving or relating to any past or present employee(s) or applicant(s) for employment of the Company or any Subsidiary, or relating to any acts, omissions or practices of the Company or any Subsidiary relating to employment, compensation or benefits.
     Neither the Company nor any Subsidiary is party to or bound by any court or administrative order, judgment, decree or ruling of any kind respecting the employment, compensation or benefits of any employees or prospective employees of the Company or any Subsidiary.

4.15.  Properties.
       ----------

Each of the Company and each Subsidiary has good and marketable title to its real property, all of which is disclosed on Exhibit B hereto, and good and marketable title to each of its other properties, in each case subject to covenants, conditions, restrictions, easements and agreements which do not prevent the use of the properties for their intended purposes. Certain real property used by the Company or the Subsidiaries in the conduct of their respective businesses is held under lease (as identified on Exhibit B hereto), and neither the Company nor any Subsidiary is aware of any pending or threatened claim or action by any lessor of any such property to terminate any such lease. All such leases are valid and in full force and effect, and none of such leases is in default. None of the properties owned or, to the best of the Company's knowledge, leased by the Company or any Subsidiary is subject to any Liens which could materially and adversely affect the assets, properties, liabilities, business, affairs, results of operations, condition (financial or otherwise) or prospects of the Company on a consolidated basis.

4.16.  Suppliers and Customers.
       -----------------------

(a) Each of the Company and each Subsidiary has adequate sources of supply for its business as currently conducted and as proposed to be conducted. Each has good relationships with all of its material sources of supply of goods and services and each does not anticipate any material problem with any such material sources of supply.

(b) Neither the Company nor any Subsidiary has any knowledge that the customer base of the Company and its Subsidiaries might materially decrease.

4.17.  Environmental Compliance.
       ------------------------

Except as disclosed on Exhibit B hereto:

(a) there is no Hazardous Material on, about, under or in, any property, real or personal, in which the Company or any Subsidiary has any interest in an amount or concentration which is reasonably likely to result in a material adverse effect on the assets, properties, liabilities, business, affairs, results of operations, condition (financial or otherwise) or prospects of the Company on a consolidated basis.

(b) there is no (and has not been any) off-site use, handling, storage or disposal or on-site use, handling, storage or disposal of Hazardous Material at or from any locations currently or formerly owned, leased, operated or occupied by the Company or any Subsidiary as a result of which use, handling, storage or disposal is reasonably likely to have a material adverse effect on the assets, properties, liabilities, business, affairs, results of operations, condition (financial or otherwise) or prospects of the Company on a consolidated basis.

(c) neither the Company nor any Subsidiary has received any verbal or written notice, citation, subpoena, summons, complaint or other correspondence or communication from any person with respect to the presence of Hazardous Material upon, into, beneath, or emanating from or affecting any of the real property (including improvements) currently or formerly owned or occupied by the Company or any Subsidiary that could reasonably result in a material liability to the Company or any Subsidiary.

(d) there has been no intentional or unintentional, gradual or sudden, release, disposal or discharge upon, into or beneath the real property (including improvements) currently or formerly owned or occupied by the Company or any Subsidiary that has caused or is causing soil or groundwater contamination which is reasonably likely to have a material adverse effect on the assets, properties, liabilities, business, affairs, results of operations, condition (financial or otherwise) or prospects of the Company on a consolidated basis.

(e) the Company and its Subsidiaries are in compliance with all applicable Environmental Laws and the terms and conditions of all Environmental Permits, except to the extent that failure to so comply is not reasonably likely to materially adversely affect the assets, properties, liabilities, business, affairs, results of operations, condition (financial or otherwise) or prospects of the Company on a consolidated basis.

(f) to the best knowledge of the Company and its Subsidiaries after reasonable inquiry, there are no Liens arising under or pursuant to any Environmental Law ("Environmental Liens") relating to any real property (including improvements thereon) currently owned by the Company or any Subsidiary.

(g) there are no (i) underground storage tanks, (ii) polychlorinated biphenyl containing equipment or (iii) asbestos-containing materials at any site currently owned, operated or leased by the Company or any Subsidiary, except to the extent that the presence of any such tanks, equipment or materials at any such site is not reasonably likely to have a material adverse effect on the assets, properties, liabilities, business, affairs, results of operations, condition (financial or otherwise) or prospects of the Company on a consolidated basis.

4.18.  Certain Agreements.
       ------------------

To the best of the knowledge of the Company and its Subsidiaries, (i) except as disclosed on Exhibit B hereto, neither the Company nor its Subsidiaries is a party to, or bound by (nor is any of its properties affected by), any commitment, contract or agreement, any term of which materially adversely affects, or in the future would reasonably be expected to materially adversely affect, the assets, properties, business, affairs, results of operations, condition (financial or otherwise) or prospects of the Company on a consolidated basis and (ii) neither the Company nor its Subsidiaries is a party to any contract or agreement with any Affiliate of the Company or of any Subsidiary, the terms of which are less favorable to the Company or such Subsidiary, as the case may be, than those which might have been obtained, at the time such contract or agreement was entered into, from a person who was not such an Affiliate.

4.19.  Offering of Shares.
       ------------------

None of the Company, any Subsidiary, any agent or any other person acting on its behalf, directly or indirectly, (i) offered any of the Shares or any similar security of the Company (A) by any form of general solicitation or general advertising (within the meaning of Regulation D under the Securities Act) or (B) for sale to or solicited offers to buy any thereof from, or otherwise approached or negotiated with respect thereto with, any person other than the Purchasers and not more than five (5) other institutional investors each of which the Company reasonably believed was an "accredited investor" within the meaning of Regulation D under the Securities Act or (ii) has done or caused to be done (or has omitted to do or to cause to be done) any act which act (or which omission) would result in bringing the issuance or sale of the Shares within the provisions of Section 5 of the Securities Act or the filing, notification or reporting provisions of any state securities laws.

4.20.  SEC Reports.
       -----------

The Company has filed all proxy statements, reports and other documents required to be filed by it under the Securities Exchange Act. The Company has furnished the Purchaser with copies of (i) its Annual Report on Form 10-K for the fiscal year ended August 3, 1997, (ii) its Quarterly Reports on Form 10-Q for the fiscal quarters ended February 2, 1997, May 4, 1997 and November 2, 1997 and
(iii) its Proxy Statement dated December 1, 1997 (collectively, the "SEC
                                                                     ---
Reports").  Each SEC Report was in substantial compliance with the requirements
--------
of its respective form and none of the SEC Reports, nor the financial statements (and the notes thereto) included in the SEC Reports, as of their respective dates, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

4.21.  Solvency.
       --------

(a) The Company is and, immediately after giving effect to the sale of the Shares and the consummation of the other transactions contemplated hereby (including, without limitation, to the incurrence of other Indebtedness on the Closing Date), will be, Solvent.

(b)  For purposes of this Section 4.21, the term "Solvent" means that:
                                                 ---------

(i) the assets of the Company, at a fair valuation, exceed the total liabilities (including contingent, subordinated, unmatured and unliquidated liabilities) of the Company;

(ii) based on current projections, which are based on underlying assumptions which provide a reasonable basis for the projections and which reflect the Company's judgment based on present circumstances of the most likely set of conditions and the Company's most likely course of action for the period projected, the Company believes it has sufficient cash flow to enable it to pay its debts as they mature; and

(iii)  the Company has sufficient capital to engage in its anticipated business.

(c) For purposes of this Section 4.21, the "fair valuation" of the assets of the Company shall be determined on the basis of the amount which may be realized within a reasonable time, either through collection or sale of such assets at the regular market value, and the "regular market value" shall be the amount which could be obtained for the property within such period by a capable and diligent businessman from an interested buyer who is willing to purchase under ordinary selling conditions.

4.22.  Indebtedness.
       ------------

Schedule 2 hereto sets forth (i) the amount of all Indebtedness of the Company or any Subsidiary outstanding, (ii) a brief description, if any, with respect to such Indebtedness and (iii) a brief identification of the primary agreement governing such Indebtedness. The Company will make available, upon request of the Purchaser, a complete and correct copy of each such instrument or agreement (including all amendments, supplements or modifications thereto). No monetary default or any material default exists with respect to or under any such Indebtedness or any instrument or agreement relating thereto and no event or circumstance exists with respect thereto that (with notice or the lapse of time or both) could give rise to such a default.

4.23.  Use of Proceeds.
       ---------------

The Company will use the proceeds realized from the sale of the Shares to fund acquisitions and for working capital and general corporate purposes. No portion of such proceeds will be used for the purpose, whether immediate, incidental or ultimate, of purchasing or carrying, within the meaning of Regulation U of the Board of Governors of the Federal Reserve System, as amended from time to time, any "margin stock" as defined in said Regulation U, or any "margin stock" as defined in Regulation G of the Board of Governors of the Federal Reserve System, as amended from time to time, or for the purpose of purchasing, carrying or trading in securities within the meaning of Regulation T of the Board of Governors of the Federal Reserve System, as amended from time to time, or for the purpose of reducing or retiring any indebtedness which both (i) was originally incurred to purchase any such margin stock or other securities and
(ii) was directly or indirectly secured by such margin stock or other securities. None of the assets of the Company or any Subsidiary includes any such "margin stock". Neither the Company nor any Subsidiary has any present intention of acquiring any such "margin stock".

4.24.  Other Names.
       -----------

The businesses previously or presently conducted by the Company and the Subsidiaries have not been conducted under any corporate, trade or fictitious name, other than those names listed on Exhibit B hereto.

4.25.  Brokers.
       -------

No broker, finder or investment banker or other party is entitled to any brokerage, finder's or other similar fee or commission in connection with any Stock Purchase Agreement, the Stockholders' Agreement, the Registration Rights Agreement or the Certificate of Designations or any of the transactions contemplated hereby or thereby, based upon arrangements made by or on behalf of the Company or any of its Subsidiaries or Affiliates.


SECTION 5.  REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

The Purchaser represents and warrants to the Company as follows:

5.1.  Corporate Power and Authority.
      -----------------------------

The Purchaser has all requisite power, authority and legal right to execute, deliver, enter into, consummate the transactions contemplated by and perform its obligations under this Agreement, the Stockholders' Agreement and the Registration Rights Agreement. The execution, delivery and performance of this Agreement, the Stockholders' Agreement and the Registration Rights Agreement by the Purchaser have been duly authorized by all required corporate and other actions. This Agreement has been duly executed and delivered by the Purchaser and constitutes, and upon execution and delivery of each of the Stockholders' Agreement and the Registration Rights Agreement will constitute, the legal, valid and binding obligations of the Purchaser enforceable against the Purchaser in accordance with their respective terms, subject to bankruptcy, insolvency, reorganization, moratorium and other similar laws relating to the rights of creditors generally.

5.2.  Investment Intent.
      -----------------

The Purchaser is capable of evaluating the risk of its investment in the Shares being purchased by it and is able to bear the economic risk of such investment. The Purchaser is purchasing the Shares to be purchased by it for its own account for investment and not with a present view to any distribution thereof in violation of applicable securities laws; provided, however, that subject to
                                         --------  -------
Section 6(b) hereof, the Purchaser may transfer record and/or beneficial ownership of the Shares or the Conversion Shares to one or more Affiliates, officers or employees of Affiliates or investment funds managed by Affiliates of the Purchaser or to any other Person. It is understood that the disposition of the Purchaser's property shall at all times be within the Purchaser's control. If the Purchaser should in the future decide to dispose of any of its Shares or Conversion Shares, it is understood that it may do so only in compliance with the Securities Act, applicable securities laws and this Agreement. The Purchaser is an "accredited investor" as defined in Rule 501(a) under the Securities Act.

5.3.  Brokers.
      -------

No broker, finder or investment banker or other party is entitled to any brokerage, finder's or other similar fee or commission in connection with any Stock Purchase Agreement, the Stockholders' Agreement, the Registration Rights Agreement or the Certificate of Designations or any of the transactions contemplated hereby or thereby, based upon arrangements made by or on behalf of the Purchaser or any of its Subsidiaries or Affiliates.

SECTION 6.  RESTRICTIONS ON TRANSFER

(a) The Purchaser agrees that it will not sell, dispose of, or otherwise transfer any Shares or Conversion Shares unless such Shares or Conversion Shares have been registered under the Securities Act and, to the extent required, under any applicable state securities laws, or pursuant to an applicable exemption from such registration requirements. The Company may endorse on all Share certificates a legend stating or referring to such transfer restrictions; provided, that no such legend shall be endorsed on
                            --------
     any Share certificates which, when issued, are no longer subject to the restrictions of this Section 6(a).

(b) The Fleming Holders, on an aggregate basis, shall not sell or otherwise transfer any of its Shares to more than five (5) Persons.

SECTION 7.  INFORMATION AS TO THE COMPANY

The Company covenants and agrees as follows:

7.1.  Financial Information.
      ---------------------

(a) The Company will maintain, and cause each Subsidiary to maintain, a system of accounting established and administered in accordance with sound business practices to permit preparation of financial statements in accordance with generally accepted accounting principles consistently applied.

(b) So long as any of the Shares remain outstanding, the Company will deliver to each holder of Shares and Conversion Shares the following (except that with respect to (i) any Fleming Holder, the Company shall deliver the following to the Designated Entity only, and (ii) any Transferee, the Company shall deliver to each such holder only the documents that are provided to its public stockholders and all other documents shall be provided to the Designated Entity only):

(i) as soon as practicable but not later than five (5) Business Days after their issuance, and in any event within ninety (90) days after the close of each fiscal year of the Company, (A) a consolidated balance sheet of the Company and its Subsidiaries as of the end of such fiscal year and (B) consolidated statements of operations, stockholders' equity and cash flows of the Company and its Subsidiaries for such fiscal year, in each case setting forth in comparative form the corresponding figures for the preceding fiscal year, all such balance sheets and statements to be in reasonable detail and certified without qualification by Coopers & Lybrand L.L.P. or any "Big Six" independent public accounting firm selected by the Company, and such statements shall be accompanied by a management analysis of any material differences between the results for such fiscal year and the corresponding figures for the preceding year;

(ii) as soon as practicable and in any event within forty-five (45) days after the end of each month, (A) a consolidated balance sheet of the Company and its Subsidiaries as of the end of such month and (B) consolidated statements of operations, stockholders' equity and cash flows of the Company and its Subsidiaries for the portion of the fiscal year ended with the end of such month, in each case in reasonable detail, certified by the Chief Financial Officer or the President of the Company and setting forth in comparative form the corresponding figures for the comparable period one year prior thereto (subject to normal year-end adjustments);

(iii) as soon as practicable, copies (A) of all financial statements, proxy material or reports sent to the Company's or any Subsidiary's stockholders, (B) of any public press releases and (C) of all reports or registration statements filed with the Commission pursuant to the Securities Act or the Securities Exchange Act;

(iv) as soon as practicable and in any event within forty-five (45) days after the close of each of the first three (3) fiscal quarters of the Company,
       (A) a consolidated balance sheet of the Company and its Subsidiaries as of the end of such fiscal quarter, (B) consolidated statements of operations, stockholders' equity and cash flows of the Company and its Subsidiaries for the portion of the fiscal year ended with the end of such quarter, in each case in reasonable detail, certified by the Chief Financial Officer, Chief Executive Officer or the President of the Company and setting forth in comparative form the corresponding figures for the comparable period one year prior thereto (subject to normal year-end adjustments), together with a management analysis of any material differences between such results and the corresponding figures for such prior period and (C) a certificate of the Chief Financial Officer, Chief Executive Officer or the President certifying the Company's compliance with the covenants contained in Section 9 of this Agreement;

(v) as soon as practicable and without duplication of any of the above items, any other materials furnished to holders of the Company's capital stock or Indebtedness, including, without limitation, any compliance certificates furnished in respect of such Indebtedness; and

(vi) as soon as practicable, such other information as may reasonably be requested by a holder of Shares or Conversion Shares.

(c) The Company will deliver to each member of the Company's Board of Directors and each observer to the Company's Board of Directors appointed pursuant to Section 3(a) of the Stockholders' Agreement, as soon as practicable (and in the case of (iii), prior to the end of each fiscal year) and without duplication of any of the items listed below, the following:

(vii) copies of any annual, special or interim audit reports or management or comment letters with respect to the Company or its Subsidiaries or their operations submitted to the Company by independent public accountants;

(viii) copies of summary financial information prepared on a quarterly basis regarding the Company on a consolidated basis as presented to the Board and any other summary financial information otherwise prepared;

(ix)   copies of the annual budget and business plan for the next fiscal year;

(x) copies of all formal communications, from time to time, to directors of the Company (including without limitation all information furnished to such directors in connection with such communications), and copies of minutes of meetings of the Board of Directors (and of any executive committees thereof) of the Company;

(xi) notice of default under any material agreement, contract or other instrument to which the Company or any of its Subsidiaries is a party or by which any of them is bound;

(xii) notice of any action or proceeding which has been commenced or threatened against the Company or any of its Subsidiaries and which, if adversely determined, would have, individually or in the aggregate, a material adverse effect on the assets, properties, liabilities, business, affairs, results of operations, condition (financial or otherwise) or prospects of the Company on a consolidated basis; and

(xiii) copies of all filings made with the Commission.

(d) All such financial statements referred to in this Section 7.1 shall be prepared in accordance with generally accepted accounting principles consistently applied (except for any change in accounting principles specified in the accompanying certificate and except that any interim financial statements may omit notes and may be subject to normal year-end adjustments).

(e) Without limiting the foregoing provisions of this Section 7.1, the Company agrees that, if requested in writing by any holder of Shares or Conversion Shares or the Designated Entity, as the case may be, it will not deliver to such holder or entity (until otherwise instructed by such holder or entity) (x) any non-public information or non-public materials regarding the Company or any Subsidiary (whether described in this Section 7.1 or otherwise) and (y) any information (whether or not included in clause (x)) which such holder or entity specifies that it does not want to receive. The Company shall comply with any such request with respect to each such Purchaser, any subsequent holders of Shares or Conversion Shares acquired directly or indirectly (through one or more transfers) from such Purchaser and the Designated Entity, until instructed otherwise by the then holder of such Shares or Conversion Shares or the Designated Entity.

7.2.   Communication with Accountants.
       ------------------------------

The Company (on behalf of itself and each of its Subsidiaries) hereby authorizes the Purchaser to communicate directly with the independent certified public accountants for the Company or any Subsidiary and authorizes such accountants to disclose to the Purchaser any and all financial statements and any other information of any kind that they may have with respect to the assets, properties, liabilities, business, affairs, results of operations, condition (financial or otherwise) or prospects of the Company or any Subsidiary; provided, however, that the Purchaser shall not communicate directly with such
--------  -------
accountants unless (i) the Company or any Subsidiary is in default or violation in any material respect of any provision of this Agreement, the Stockholders' Agreement, the Registrations Rights Agreement or the Certificate of Designations or (ii) the Purchaser wishes to discuss any matter contained in any document described in Section 7.1(c)(i) hereof. The Company shall deliver a letter addressed to such accountants instructing them to comply with the provisions of this Section 7.2.

7.3.   Inspection.
       ----------

The Company will permit each holder of a Share or a Conversion Share and any authorized representative of such holder to visit and inspect any of the properties of the Company and its Subsidiaries, to examine their respective books and records and to discuss with their officers their books and records and the assets, properties, liabilities, business, affairs, results of operations, condition (financial or otherwise) or prospects of the Company or any Subsidiary, all at such reasonable times and as often as may be reasonably requested.

7.4.   Notices.
       -------

So long as at least 50,000 Shares remain outstanding, the Company will give notice to the Designated Entity promptly after it learns (other than by notice from all of the holders of the Shares) of the existence of any of the following:

(a) any monetary default or any material default under any Indebtedness (or under any indenture, mortgage or other agreement relating to any Indebtedness) which Indebtedness is in an aggregate principal amount exceeding $100,000 (or the equivalent thereof in other currencies) in respect of which the Company or any Subsidiary is liable;

(b) any action or proceeding which has been commenced or threatened against the Company or any of its Subsidiaries and which, if adversely determined, would have, individually or in the aggregate, a material adverse effect on the assets, properties, liabilities, business, affairs, results of operations, condition (financial or otherwise) or prospects of the Company on a consolidated basis or the ability of the Company to perform its obligations under the Stock Purchase Agreements, the Stockholders' Agreement, the Registration Rights Agreement or the Certificate of Designations;

(c) any dispute which may exist between the Company or any of its Subsidiaries and any governmental regulatory body which may, individually or in the aggregate, materially adversely affect the normal business operations of the Company or any of its Subsidiaries or the assets, properties, liabilities, business, affairs, results of operations, condition (financial or otherwise) or prospects of the Company on a consolidated basis or the ability of the Company to perform its obligations under the Stock Purchase Agreements, the Stockholders' Agreement, the Registration Rights Agreement or the Certificate of Designations; and

(c) if any (i) "reportable event" (as such term is described in Section 4043(c) of ERISA) has occurred; or (ii) "accumulated funding deficiency" (within the meaning of Section 412(a) of the Code) has been incurred with respect to a Pension Plan maintained or contributed to (or required to be maintained or contributed to) by the Company or any ERISA Affiliate that is subject to the funding requirements of ERISA and the Code or that an application may be or has been made to the Secretary of the Treasury for a waiver or modification of the minimum funding standard (including any required installment payments) or an extension of any amortization period under Section 412 of the Code, in each case with respect to such a Pension Plan; or (iii) Pension Plan maintained or contributed to (or required to be maintained or contributed to) by the Company or any ERISA Affiliate has been terminated, reorganized, petitioned or declared insolvent under Title IV of ERISA; or (iv) Pension Plan maintained or contributed to (or required to be maintained or contributed to) by the Company or any ERISA Affiliate has an unfunded current liability giving rise to a lien under ERISA or the Code; or (v) proceeding has been instituted pursuant to Section 515 of ERISA to collect a delinquent contribution to a Pension Plan maintained or contributed to (or required to be maintained or contributed to) by the Company or any ERISA Affiliate; or (vi) of the Company or its ERISA Affiliates will or may incur any liability (including any contingent or secondary liability) to or on account of the termination or withdrawal from a Pension Plan maintained or contributed to (or required to be maintained or contributed to) by the Company or any ERISA Affiliate; or (vii) "prohibited transaction" (as such term is defined in Section 406 of ERISA or Section 4975 of the Code) in connection with an "employee benefit plan" (as defined in Section 3(3) of ERISA), maintained or contributed to (or required to be maintained or contributed to) by the Company or any ERISA Affiliate.

Such notice (i) with respect to (a), shall specify the nature and period of existence of any such default and what the Company proposes to do with respect thereto and (ii) with respect to (b), (c) or (d), shall specify the nature of any such matter referred to in such clause, what action the Company or any Subsidiary proposes to take with respect thereto and what action any other relevant Person is taking or proposes to take with respect thereto.


SECTION 8.  AFFIRMATIVE COVENANTS

The Company covenants and agrees as follows:

8.1.  Maintenance of Existence, Properties and Franchises; Compliance with Law;
      -------------------------------------------------------------------------
Taxes; Insurance.
----------------

The Company will, and will cause each Subsidiary to:

(a) maintain their respective corporate existence, rights and other franchises in full force and effect; provided, that the Company may terminate the
                               --------
     corporate existence of any Subsidiary, or permit the termination or abandonment of rights or other franchises, if in the opinion of the Company it is no longer in the Company's best interests to maintain such existence, rights or other franchises and such termination or abandonment will not be prejudicial to the holders of the Shares;

(b) carry on its business and operations substantially in the manner carried on as of the date hereof and engage in activities or transactions consistent with the Company's current business and acquisition strategy;

(c) maintain their respective tangible assets in good repair, working order and condition so far as necessary or advantageous to the proper carrying on of their respective businesses;

(d) comply with all applicable laws and with all applicable orders, rules, rulings, certificates, licenses, regulations, demands, judgments, writs, injunctions and decrees, provided, that such compliance shall not be
                              --------
     necessary so long as (i) the applicability or validity of any such law, order, rule, ruling, certificate, license, regulation, demand, judgment, writ, injunction or decree shall be contested in good faith by appropriate proceedings and (ii) failure to so comply will not have a material adverse effect on the assets, properties, liabilities, business, affairs, results of operations, condition (financial or otherwise) or prospects of the Company on a consolidated basis;

(e) pay promptly when due all Taxes imposed upon its properties, assets or income and all claims or indebtedness (including, without limitation, vendor's, workmen's and like claims) which might become a lien upon such properties or assets; provided, that payment of any such Tax shall not be
                           --------
     necessary so long as (i) the applicability or validity thereof shall be contested in good faith by appropriate proceedings and a reserve, if appropriate, shall have been established with respect thereto and (ii) failure to make such payment will not have a material adverse effect on the assets, properties, liabilities, business, affairs, results of operations, condition (financial or otherwise) or prospects of the Company on a consolidated basis; and

(f) keep adequately insured, by financially sound and reputable insurers of nationally recognized stature, all its properties of a character customarily insured by entities similarly situated, against loss or damage of the kinds and in amounts customarily insured against by such entities and with such deductibles or coinsurance as is customary.

8.2.  Office for Payment, Exchange and Registration; Location of Office; Notice
      -------------------------------------------------------------------------
of Change of Name or Office.
---------------------------

(a) So long as any of the Shares is outstanding, the Company will maintain an office or agency where Shares may be presented for redemption, exchange, conversion or registration of transfer as provided in this Agreement. Such office or agency initially shall be the office of the Company specified in
     Section 16 hereof, subject to Section 8.2(b).

(b) The Company shall give each holder of Shares at least twenty (20) days' prior written notice of any change in (i) the name of the Company as then in effect or (ii) the location of the office of the Company required to be maintained under this Section 8.2.

8.3.  Fiscal Year.
      -----------

If the Company determines to change the fiscal year of the Company and its Subsidiaries for tax, accounting and any other purposes, the Company shall give written notice to the Designated Entity at least sixty (60) days prior to the effective date of such change.

8.4.  Environmental Matters.
      ---------------------

(a) The Company and each Subsidiary shall comply in all material respects, and ensure compliance in all material respects by, all tenants and subtenants, if any, with all applicable Environmental Laws and obtain and comply in all material respects with and maintain, and ensure that all tenants and subtenants, if any, obtain and comply in all material respects with and maintain, any and all licenses, approvals, notifications, registrations or permits required by applicable Environmental Laws except to the extent that failure to do so could not be reasonably expected to have a material adverse effect on the assets, properties, liabilities, businesses, affairs, results of operations, condition (financial or otherwise) or prospects of the Company on a consolidated basis.

(b) The Company and each Subsidiary shall conduct and complete all investigations, studies, sampling and testing, and all remedial, removal and other actions required under Environmental Laws and promptly comply in all material respects with all lawful orders and directives of all Governmental Authorities regarding Environmental Laws except to the extent that the same are being contested in good faith by appropriate proceedings and the pendency of such proceedings could not be reasonably expected to have a material adverse effect on the assets, properties, liabilities, businesses, affairs, results of operations, condition (financial or otherwise) or prospects of the Company on a consolidated basis.

(c) The Company will defend, indemnify and hold harmless each current, former and future holder of Shares or Conversion Shares, and its parents, subsidiaries, affiliates, employees, agents, officers, directors, stockholders, partners, representatives and assigns, from and against any claims, demands, penalties, fines, liabilities, settlements, damages, costs and expenses of whatever kind or nature known or unknown, contingent or otherwise, arising out of, or in any way relating to the violation of, noncompliance with or liability under any Environmental Laws applicable to the operations of the Company, any of its Subsidiaries, or their properties, or any orders, requirements or demands of Governmental Authorities related thereto, including, without limitation, reasonable attorney's and consultant's fees, investigation and laboratory fees, response costs, court costs and litigation expenses, except to the extent that any of the foregoing arise out of the gross negligence or willful misconduct of the party seeking indemnification therefor. This indemnity shall continue in full force and effect regardless of the termination of this Agreement and any payment, conversion or transfer of Shares.

8.5.  Reservation of Shares.
      ---------------------

     There have been reserved, and the Company shall at all times keep reserved, free from preemptive rights, out of its authorized Common Stock a number of shares of Common Stock sufficient to provide for the exercise of the conversion rights provided in Section 5 of the Certificate of Designations.

8.6.  Securities Exchange Act Registration.
      ------------------------------------

(a) The Company will maintain effective a registration statement (containing such information and documents as the Commission shall specify and otherwise complying with the

     Securities Exchange Act), under Section 12(b) or Section 12(g), whichever is applicable, of the Securities Exchange Act, with respect to the Common Stock of the Company, and the Company will file on time such information, documents and reports as the Commission may require or prescribe for companies whose stock has been registered pursuant to such Section 12(b) or
     Section 12(g), whichever is applicable.

(b) The Company will, upon the request of any holder of Shares, make whatever other filings with the Commission, or otherwise make generally available to the public such financial and other information, as any such holder may deem reasonably necessary or desirable in order to enable such holder to be permitted to sell Shares pursuant to the provisions of Rule 144.

8.7.  Delivery of Information for Rule 144A Transactions.
      --------------------------------------------------

If a holder of Shares proposes to transfer any such Shares pursuant to Rule 144A under the Securities Act (as in effect from time to time), the Company agrees to provide (upon the request of such holder or the prospective transferee) to such holder and (if requested) to the prospective transferee any financial or other information concerning the Company and its Subsidiaries which is required to be delivered by such holder to any transferee of such Shares pursuant to such Rule 144A.

8.8.  Further Assurances.
      ------------------

The Company will from time to time, upon the request of the Designated Entity, promptly and duly execute and deliver any and all such further instruments and documents as the Designated Entity may reasonably deem necessary or desirable to obtain the full benefits of (i) the obligations of the Company under this Agreement and (ii) the other rights and powers herein granted. Upon the instructions from time to time of the Designated Entity, the Company shall execute and cause to be filed any document or filing presented to the Company in proper form for signing or filing, in each case as the Designated Entity may reasonably deem necessary or desirable in light of the Company's obligations under this Agreement, and the Company shall pay or cause to be paid any filing or other fees in connection therewith.

8.9.  Issuances of Additional Shares of Series A Convertible Preferred Stock.
      ----------------------------------------------------------------------

The Company will not sell more than $15,000,000 in shares of Series A Convertible Preferred Stock or, from the date hereof through the Closing Date, sell any shares of any other series of convertible Preferred Stock, unless both of the following conditions are satisfied:

(i) the identity of the purchasers of such shares of Preferred Stock is approved by the Fleming Holders (which approval shall not be unreasonably withheld); and

(ii) the conversion price of such shares of Preferred Stock is not lower than the initial conversion price of the Shares under the Certificate of Designations.

8.10.  Public Announcements.
       --------------------

The Company shall not issue any press release or make any public statement regarding the purchase of the Shares or this Agreement without the prior written consent of the Fleming Holders, except as required by law (in which case the Company will use its best efforts to advise the Fleming Holders prior to making such disclosure).

8.11.  Consents and Approvals.
       ----------------------

The Company shall use its best efforts to obtain prior to the Closing Date all consents, authorizations and approvals under all statutes, laws, ordinances, regulations, rules, judgments, decrees and orders of any court or governmental agency, board, bureau, body, department or authority or of any other Person required to be obtained by the Company in connection with the execution, delivery and performance of this Agreement and the consummation of the transactions provided for hereby.

8.12.  Registration Rights.
       -------------------

If the Company grants piggyback registration rights to any holder of its securities (other than Technical Services Partners, L.P. (or any of its partners) or a holder of the Shares), such holder's piggyback registration rights shall be expressly subordinated to the piggyback registration rights granted to the holders of the Shares pursuant to the Registration Rights Agreement.

SECTION 9.  NEGATIVE COVENANTS

The Company covenants and agrees that without the prior written consent of the Fleming Holders (or in the case of Sections 9.1(d) and 9.4, (i) the written consent of a majority of the Board of Directors, including the director elected pursuant to Section 4 of the Certificate of Designations or (ii) if the holders of the Series A Convertible Preferred Stock have not exercised their right to elect such director, the written consent of a majority of the Board of Directors and the written consent of the Fleming Holders):

9.1.  No Dilution or Impairment; No Changes in Capital Stock.
      ------------------------------------------------------

The Company will not, by amendment of its certificate of incorporation or through any consolidation, merger, reorganization, transfer of assets, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of the Stock Purchase Agreements, the Certificate of Designations, the Registration Rights Agreement or the Stockholders' Agreement. The Company will at all times in good faith assist in the carrying out of all such terms, and in the taking of all such action, as may be necessary or appropriate in order to protect the rights of the holders of Shares (as such rights are set forth in the Stock Purchase Agreements, the Certificate of Designations, the Registration Rights Agreement and the Stockholders' Agreement) against dilution or other impairment. Without limiting the generality of the foregoing, the Company (a) will not issue any shares or class or series of equity or equity-linked security, the equity of which is senior to, or pari passu with, the Series A Convertible Preferred Stock as to dividend payments or amounts payable in the event of liquidation or winding up of the Company, (b) except as set forth in Section 9.9 hereof, will not enter into any agreement or instrument which would restrict or otherwise materially adversely affect the ability of the Company to perform its obligations under the Stock Purchase Agreements, the Stockholders' Agreement, the Registration Rights Agreement or the Certificate of Designations, (c) will not amend its certificate of incorporation or by-laws in any manner which would impair or reduce the rights of the Preferred Stock, including, without limitation, an amendment which would alter or change the powers, privileges or preferences of the holders of the Series A Convertible Preferred Stock (including, without limitation, changing the Certificate of Designations after any Shares have been called for redemption), (d) except as otherwise provided in the Certificate of Designations, will not redeem, repurchase or otherwise acquire, either directly or indirectly through any of its Subsidiaries, any shares of capital stock of the Company or any of its Subsidiaries or any other rights or options to subscribe for or purchase any capital stock of the Company or any other securities convertible into or exchangeable for capital stock of the Company,
(e) will not permit the par value or the determined or stated value of any shares of Common Stock receivable upon the conversion of the Shares to exceed the amount payable therefor upon such conversion, (f) will take all such action as may be necessary or appropriate in order that the Company may at all times validly and legally issue duly authorized, fully paid and nonassessable shares of the Common Stock free from all taxes, Liens and charges with respect to the issue thereof, upon the conversion of the Shares from time to time outstanding,
(g) will not take any action which results in any adjustment of the current conversion price under the Certificate of Designations if the total number of shares of the Common Stock (or other securities) issuable after the action upon the conversion of all of the then outstanding Shares would exceed the total number of shares of Common Stock (or other securities) then authorized by the Company's certificate of incorporation and available for the purpose of issuance upon such conversion, (h) will not have any authorized Common Stock (and will not issue any Common Stock) other than its existing authorized Common Stock, $.01 par value per share, and (i) will not amend its certificate of incorporation to change any terms of its Common Stock.

9.2.  Indebtedness.
      ------------

Neither the Company nor any Subsidiary will (i) permit the Leverage Ratio to exceed 6.00 to 1.00 as of the time of any incurrence of new Indebtedness by the Company or any Subsidiary, (ii) enter into any amendment or modification to the Credit Agreement as in effect on the Closing Date or (iii) enter into any agreement, amendment or modification with respect to any Indebtedness, which agreement, amendment or modification under clause (ii) or (iii) restricts or prohibits (or was intended primarily to restrict or prohibit) the Company from making any payments under, or otherwise performing, the Stock Purchase Agreements; provided, however, that clause (i) of this paragraph shall be
            --------  -------
inoperative and of no force or effect as long as the Credit Agreement existing on the Closing Date (or an amendment, extension, renewal or refinancing with Canadian Imperial Bank of Commerce serving as agent thereunder or as a lender with a continued commitment of no less than $15,000,000) is in effect.

9.3.  Consolidation, Merger and Sale.
      ------------------------------

Neither the Company nor any Subsidiary will (or agree to): (a) wind up, liquidate or dissolve its affairs (except that a wholly-owned Subsidiary can be wound-up, dissolved and liquidated into another wholly-owned Subsidiary or into the Company), (b) sell, lease, transfer or otherwise dispose of all or substantially all of its assets to any other Person (except that a wholly-owned Subsidiary can sell, lease, transfer or otherwise dispose of all or substantially all of its assets to another wholly-owned Subsidiary or to the Company) or (c) effect a merger or consolidation if the Company is not the surviving corporation from such merger or consolidation (except for a reverse triangular merger or a forward triangular merger in which a Subsidiary of the Company merges with another entity (other than the Company)).

9.4.  No Change in Business.
      ---------------------

Neither the Company nor any of its Subsidiaries will change substantially the character of its business as conducted on the date hereof or on the Closing Date and as proposed to be conducted as represented in Section 4.4 hereof and described in the Disclosure Material.

9.5.  Restricted Payments; Investments.
      --------------------------------

(a) Subject to paragraph (b) of this Section 9.5, neither the Company nor any of its Subsidiaries will declare or make or permit to be declared or made:

(i)  any Restricted Payment; or

(ii)  any Investment.

(b) The provisions of this Section 9.5 shall not apply to any Investment or any Restricted Payment by the Company or any of its Subsidiaries in connection with the Company's or any of its Subsidiaries' acquisition of interests in complementary businesses (by merger, consolidation, acquisition of stock or assets, joint venture, partnership or limited liability company) consistent with its acquisition growth strategy and past practice.

9.6.  Sale of Substantial Portion of Assets; Subsidiaries.
      ---------------------------------------------------

After the Closing Date, neither the Company nor any Subsidiary will sell, transfer, lease or otherwise dispose of any assets, including, without limitation, any capital stock of any Subsidiary, to any Person (other than (i) to the Company or to a wholly-owned Subsidiary and (ii) assets consisting of inventory being disposed of in the ordinary course of business) to the extent the aggregate assets so sold, transferred, leased or disposed of:

(a) during the twelve (12) month period ending on such sale, transfer, lease or disposition (i) had an aggregate book value equal to twenty-five percent (25%) or more of the aggregate book value of the consolidated total assets of the Company and its Subsidiaries at the end of the most recent fiscal quarter preceding such sale, transfer, lease or disposition or (ii) accounted for twenty-five percent (25%) or more of the consolidated revenues of the Company and its Subsidiaries as shown on the consolidated income statement of the Company for the most recent fiscal quarter or the then preceding fiscal year; or

(b) during the period from the Closing Date through such sale, transfer, lease or disposition (i) had an aggregate book value equal to twenty-five percent (25%) or more of the aggregate book value of the consolidated total assets of the Company and its Subsidiaries at the end of the most recent fiscal quarter preceding such sale, transfer, lease or disposition or (ii) accounted for twenty-five percent (25%) or more of the consolidated revenues of the Company and its Subsidiaries over the Company's fiscal periods beginning after the Closing Date and ending at the end of the most recent fiscal quarter as shown on the consolidated income statements of the Company for such periods.

9.7.  Affiliate Loans and Guaranties.
      ------------------------------

Neither the Company nor any Subsidiary may incur or permit to exist any of the following:

(a) any obligation of the Company or of any Subsidiary to repay money borrowed owing to (i) any Affiliate of the Company or (ii) any Affiliate of any Subsidiary; or

(b) any obligation, to any Person, which obligation is assumed or guaranteed by the Company or a Subsidiary and which is an obligation of (i) any Affiliate of the Company or (ii) any Affiliate of any Subsidiary (excluding, in the case of this clause (b), any obligation of the Company or of a Subsidiary which is not owed to an Affiliate of the Company or to an Affiliate of a Subsidiary).

This Section 9.7 shall not apply to (1) any obligations under the Stock Purchase
                       ---
Agreements or with respect to the Shares, (2) any loans, advances or Guarantees referred to in clause (1) of the proviso to the definition of "Investment" contained in Section 3 hereof, (3) Indebtedness identified on Schedule 2 hereto, or (4) any transactions permitted under Section 9.8 hereof.

9.8.  Transactions with Affiliates.
      ----------------------------

The Company will not, and will not permit any Subsidiary to, directly or indirectly, enter into any transaction or agreement (including, without limitation, the purchase, sale, distribution, lease or exchange of any property or the rendering of any service) with any Affiliate of the Company, unless such transaction or agreement (a) is approved by a majority of the Outside Directors on the Board of Directors, and (b) is on terms that are no less favorable to the Company or such Subsidiary, as the case may be, than those which might be obtained at the time of such transaction from a Person who is not such an Affiliate; provided, however, that this Section 9.8 shall not limit, or be
           --------  -------
applicable to, (i) employment arrangements with (and general salary and benefits compensation for) any individual who is a full-time employee of the Company or any Subsidiary if such arrangements are approved by a majority of the Outside Directors on the Board of Directors; (ii) the payment of reasonable and customary regular fees to directors of the Company who are not employees of the Company; and (iii) transactions such as Silverhammer, Company 10, Company 3, Plant Production, Medialab and other transactions similar to any of the above.

9.9.  No Restrictions on Dividends.
      ----------------------------

Neither the Company nor any Subsidiary will create (or permit to exist) any consensual restrictions (whether by agreement or otherwise) that may affect or limit the ability of any Subsidiary to pay dividends or to make other distributions of any or all of its assets to the Company or to any Subsidiary, except (i) as disclosed in Section 4.3(c) of Exhibit B hereto or (ii) as provided in the security agreement or pledge agreement entered into in connection with (x) the Credit Agreement (or an amendment, extension, renewal or refinancing with Canadian Imperial Bank of Commerce serving as agent thereunder or as a participant with a continued commitment of no less than $25,000,000) or
(y) any other senior credit facility.

9.10.  Private Placement Status.
       ------------------------

Neither the Company nor any agent nor other Person acting on the Company's behalf will do or cause to be done (or will omit to do or to cause to be done) any act which act (or which omission) would result in bringing the issuance or sale of the Shares or the Conversion Shares within the provisions of Section 5 of the Securities Act or the filing, notification or reporting requirements of any state securities law (other than in accordance with a registration and qualification of Conversion Shares pursuant to the Registration Rights Agreement).

9.11.  Maintenance of Public Market.
       ----------------------------

The Company will not proceed with a program of acquisition of its Common Stock, initiate a corporate reorganization or recapitalization or undertake a consolidation or merger or authorize, consent to or take any action which would have the effect of:

(a) removing the Company from registration with the Commission under the Securities Exchange Act with respect to the Company's Common Stock;

(b) requiring the Company to make a filing under Section 13(e) of the Securities Exchange Act;

(c) reducing substantially or eliminating the public market for shares of Common Stock of the Company;

(c) causing a delisting of the Company's Common Stock as a National Market Security on the NASDAQ Stock Market (unless such stock is delisted as a result of being listed on a national securities exchange); or

(d) if any shares of the Company's Common Stock are at any time listed on a national exchange, causing a delisting of such stock from such exchange.

9.12.  Amendments to Charter; By-Laws.
       ------------------------------

The Company will not amend its certificate of incorporation or by-laws.

9.13.  Issuances and Purchases Prior to the Closing Date.
       -------------------------------------------------

From the date hereof through the Closing Date, the Company will not, and will not permit any Subsidiary to, (a) issue or agree to issue any capital stock or any securities exercisable for, or convertible or exchangeable into, capital stock, except as disclosed on Exhibit B hereto or (b) purchase, redeem or otherwise acquire any of its capital stock; provided, however, that this Section
                                            --------  -------
9.13 shall not limit, or be applicable to, (i) the transactions contemplated by the Stock Purchase Agreements, including any issuance of capital stock in connection with the transactions contemplated by Sections 9.1 and 9.11 hereof and (ii) grants of options or issuances of Common Stock to officers, directors, employees or consultants of the Company pursuant to the current terms of the Company's 1997 Stock Plan, the Company's 1997 Director Option Plan and certain management stock option agreements existing on the date hereof.


SECTION 10.  CONDITIONS TO PURCHASER'S OBLIGATIONS

The Purchaser's obligation to purchase Shares hereunder is subject to satisfaction of the following conditions at the Closing (any of which may be waived by the Purchaser):

10.1.  Certificate of Designations; Stockholders' Agreement; Registration Rights
       -------------------------------------------------------------------------
Agreement.
---------

(a) The certificate of incorporation of the Company shall have been duly amended by the filing of the Certificate of Designations in the form of Exhibit A hereto.

(b) The Company, the Purchasers, Robert T. Walston and certain directors of the Company shall have entered into a Stockholders' Agreement substantially in the form of Exhibit C hereto.

(c) The Company shall have entered into a Registration Rights Agreement with the Purchasers substantially in the form of Exhibit D hereto.

10.2.  Certificates for Shares.
       -----------------------

The Purchaser shall concurrently receive the certificates for Shares contemplated by Section 2(b) hereof.

10.3.  Accuracy of Representations and Warranties.
       ------------------------------------------

The representations and warranties of the Company contained in this Stock Purchase Agreement or in any certificate or document delivered pursuant hereto shall be correct and complete on and as of the Closing Date with the same effect as though made on and as of the Closing Date (after giving effect to the transactions contemplated by this Agreement).

10.4.  Compliance with Agreements.
       --------------------------

The Company shall have performed and complied in all material respects with all agreements, covenants and conditions contained in the Stock Purchase Agreements and any other document contemplated hereby or thereby which are required to be performed or complied with by the Company on or before the Closing Date.

10.5.  Officers' Certificates.
       ----------------------

The Purchaser shall have received a certificate dated the Closing Date and signed by the President or Chief Executive Officer and by the Secretary or the Treasurer of the Company, to the effect that the conditions of Sections 10.1(a), 10.3, 10.4, 10.7 and 10.8 have been satisfied.

10.6.  Proceedings.
       -----------

All corporate and other proceedings in connection with the transactions contemplated by the Stock Purchase Agreements, and all documents incident thereto, shall be in form and substance satisfactory to the Purchaser and its counsel, and the Purchaser shall have received all such originals or certified or other copies of such documents as the Purchaser or its counsel may reasonably request.

10.7.  Legality; Governmental and Other Authorization.
       ----------------------------------------------

The purchase of and payment for the Shares shall not be prohibited by any law or governmental order, rule, ruling, regulation, release, interpretation or opinion applicable to the Purchaser and shall not subject the Purchaser to any penalty, tax, liability or other onerous condition. Any necessary consents, approvals, licenses, permits, orders and authorizations of, and any filings, registrations or qualifications with, any governmental or administrative agency or other Person, with respect to the transactions contemplated by the Stock Purchase Agreements shall have been obtained or made and shall be in full force and effect. The Company shall have delivered to the Purchaser, upon its reasonable request setting forth what is required, factual certificates or other evidence, in form and substance satisfactory to the Purchaser and its counsel, to enable the Purchaser to establish compliance with this condition.

10.8.  No Material Adverse Change.
       --------------------------

There shall have been no material adverse change in the assets, properties, liabilities, business, affairs, results of operations, condition (financial or otherwise) or prospects of the Company on a consolidated basis since August 3, 1997.

10.9.  Opinion of Counsel.
       ------------------

The Purchaser shall have received an opinion, dated the Closing Date and addressed to the Purchasers, of Greenberg Glusker Fields Claman & Machtinger LLP, counsel for the Company, which opinion shall be in form and substance satisfactory to the Purchaser and its counsel and shall be to the effect set forth in Exhibit E hereto.

10.10.  Additional Purchases of Shares.
        ------------------------------

The sale and purchase of the Shares by each Fleming Fund (for an aggregate purchase price of not less than $15,000,000) pursuant to each Stock Purchase Agreement shall be consummated concurrently.

10.11.  Credit Agreement.
        ----------------

The Company shall have entered into the Credit Agreement which permits the Company to draw up to approximately $200,000,000 upon the terms and conditions contained in the term sheet attached as Exhibit F hereto.

10.12.  Acceptance of Agent for Service of Process.
        ------------------------------------------

CT Corporation System shall have accepted its appointment as the Company's agent in New York to receive service of process pursuant to Section 17(i) hereof.

10.13.  Other Documents and Opinions.
        ----------------------------

The Purchaser shall have received such other documents and opinions, in form and substance satisfactory to the Purchaser and its counsel, relating to matters incident to the transactions contemplated hereby as the Purchaser may reasonably request.


SECTION 11.  BREACH OF REPRESENTATIONS, WARRANTIES AND COVENANTS

(a) The representations, warranties, covenants and agreements of the Company and the Purchaser contained in this Agreement, the Stockholders' Agreement, the Registration Rights Agreement or in any document or certificate delivered pursuant hereto or thereto or in connection herewith shall survive, and shall continue in effect following, the execution and delivery of the Stock Purchase Agreements, the Stockholders' Agreement, the Registration Rights Agreement, the closings hereunder and thereunder, any investigation at any time made by the Purchaser or on its behalf or by any other Person, the issuance, sale and delivery of the Shares, any disposition thereof and any payment, conversion or cancellation of the Shares; provided, however, that Section 9.1 and Sections 9.9 through 9.13
             --------  -------
     shall terminate upon conversion of all of the Shares and Sections 9.2 through 9.8 shall terminate upon conversion of more than 100,000 Shares. All statements contained in any certificate or other document delivered by or on behalf of the Company pursuant hereto shall constitute representations and warranties by the Company hereunder.

(b) The Company agrees to indemnify and hold the Purchaser harmless from and against and will pay to the Purchaser the full amount of any loss, damage, liability or expense (including amounts paid in settlement and attorneys' fees and expenses) to the Purchaser resulting either directly or indirectly from any breach of the representations, warranties, covenants or agreements of the Company contained in any Stock Purchase Agreement, or in the Stockholders' Agreement, the Registration Rights Agreement or any other document or certificate delivered pursuant hereto or thereto or in connection herewith or therewith.


SECTION 12.  EXPENSES

(a) Whether or not the transactions herein contemplated are consummated, the Company will pay (i) the costs, fees and expenses of the Company and its counsel in connection with the Stock Purchase Agreements, the Certificate of Designations, the Stockholders' Agreement and the Registration Rights Agreement and the issuance of the Shares and the Conversion Shares and the furnishing of all opinions by counsel for the Company, (ii) the fees and expenses of Morgan, Lewis & Bockius LLP in connection with the Stock Purchase Agreements, the Certificate of Designations, the Stockholders' Agreement and the Registration Rights Agreement and the transactions contemplated hereby and thereby (whether or not a closing occurs hereunder and if a closing occurs the Company will make such payment on the Closing
     Date); provided, however, that (x) such fees and expenses shall not exceed
            --------  -------
     $95,000 without the approval of the Company and (y) in the event that the Closing does not occur (other than as a result of a breach by the Company of its obligations to the Fleming Holders), the Company shall pay 50% of such fees and expenses upon the termination of negotiations between the Company and the Fleming Holders, (iii) the fees and expenses of counsel to the Purchasers in connection with any amendments to or modifications or waivers of any provisions of the Stock Purchase Agreements, the Certificate of Designations, the Stockholders' Agreement or the Registration Rights Agreement or in connection with any other agreements between the Purchasers and the Company and (iv) the fees and expenses (including attorneys' fees and expenses) of any holder of Shares or Conversion Shares in enforcing its rights against the Company if the Company defaults in its obligations hereunder, under the Certificate of Designations, the Stockholders' Agreement or the Registration Rights Agreement.

(b) In addition to all other sums due hereunder or provided for in this Agreement, the Company shall pay to the Purchaser or its agents, respectively, an amount sufficient to indemnify such persons (net of any Taxes on any indemnity payments) against all reasonable costs and expenses (including reasonable attorneys' fees and expenses and reasonable costs of investigation) and damages and liabilities incurred by the Purchaser or its agents pursuant to any investigation or proceeding against any or all of the Company, the Purchasers, or their agents, arising out of or in connection with the Stock Purchase Agreements, the Stockholders' Agreement, the Registration Rights Agreement, or purchase of the Shares (or any transaction contemplated hereby or thereby or any other document or instrument executed herewith or therewith or pursuant hereto or thereto), whether or not the transactions contemplated by this Agreement are consummated, which investigation or proceeding requires the participation of the Purchaser or its agents or is commenced or filed against the Purchaser or its agents because of the Stock Purchase Agreements, the Stockholders' Agreement, the Registration Rights Agreement, the purchase of the Shares or any of the transactions contemplated hereby or thereby (or any other document or instrument executed herewith or therewith or pursuant hereto or thereto), other than any investigation or proceeding in which it is finally determined that there was gross negligence or willful misconduct on the part of the Purchaser or its agents which was not taken by them in reliance upon any of the Company's representations, warranties, covenants or agreements in the Stock Purchase Agreements, the Stockholders' Agreement, the Registration Rights Agreement or in any other documents or instruments contemplated hereby or thereby or executed herewith or therewith or pursuant hereto or thereto. The Company shall assume the defense, and shall have its counsel represent the Purchaser and such agents, in connection with investigating, defending or preparing to defend any such action, suit, claim or proceeding (including any inquiry or investigation); provided, however, that the Purchaser, or any such agent,
                     --------  -------
     shall have the right (without releasing the Company from any of its obligations hereunder) to employ its own counsel and either to direct its own defense or to participate in the Company's defense, but the fees and expenses of such counsel shall be at the expense of such person unless (i) the employment of such counsel shall have been authorized in writing by the Company in connection with such defense, (ii) the Company shall not have provided its counsel to take charge of such defense or (iii) the Purchaser, or such agent of the Purchaser, shall have concluded that there may be defenses available to it or them which are different from or additional to those available to the Company, then in any of such events referred to in clauses (i), (ii) or (iii) such counsel fees and expenses (but only for one counsel for the Purchaser and its agents) shall be borne by the Company. Any settlement of any such action, suit, claim or proceeding shall require the consent of both the Company and such indemnified person (neither of which shall unreasonably withhold its consent).

(c) The Company agrees to pay, or to cause to be paid, all documentary, stamp and other similar Taxes levied under the laws of the United States of America, any state or local Taxing Authority thereof or therein or any other applicable jurisdiction in connection with the issuance and sale of the Shares and the execution and delivery of the Stock Purchase Agreements, the Stockholders' Agreement, the Registration Rights Agreement and any other documents or instruments contemplated hereby or thereby and any modification of the Certificate of Designations, the Stockholders' Agreement, the Registration Rights Agreement or the Stock Purchase Agreements or any such other documents or instruments and will hold the Purchaser harmless without limitation as to time against any and all liabilities with respect to all such Taxes.

(c) In the event that the Closing does not occur, the Company shall pay a fee of $1 million (the "Fee") to the Fleming Holders if (i) a bona fide Alternative Transaction is publicly commenced, publicly disclosed, or publicly proposed by the Company at any time on or after the date of this Agreement and (ii) thereafter on or prior to April 3, 1998, (x) such Alternative Transaction is consummated or (y) there is consummated any transaction whether or not commenced, publicly disclosed or publicly proposed by the Company, that would constitute an Alternative Transaction; provided, however, that the Company shall not be obligated to pay the Fee
     --------  -------
     if, prior to the Company consummating any such Alternative Transaction, the Fleming Holders have instructed the Company in writing that they do not wish to proceed with the transactions contemplated by this Agreement. The Fee payable pursuant to this Section 12(d) shall be paid within one business day following the consummation of any such Alternative Transaction. As used herein, "Alternative Transaction" means any of (i) a transaction or series of transactions pursuant to which any person (or group of persons) other than Fleming Holders or any of its Subsidiaries or any Affiliate of any thereof (a "Third Party") acquires or would acquire more than (x) 5% of the shares of outstanding Common Stock (including the right to acquire such shares of Common Stock in the future as a holder of convertible Preferred Stock, debt securities, warrants, or any other security), whether from the Company or pursuant to a tender offer or exchange offer, or (y) 50,000 shares of Preferred Stock of the Company, or (ii) any other transaction pursuant to which any Third Party acquires or would acquire control of assets (including for this purpose the outstanding equity securities of Subsidiaries of the Company and any entity surviving any merger or business combination including any of them) of the Company or any of its Subsidiaries having a fair market value equal to more than 35% of the fair market value of all the assets of the Company and its Subsidiaries, taken as a whole, immediately prior to such transaction; provided, however, that
                                                        --------  -------
     "Alternative Transaction" shall not include the Company's issuance of any of its capital stock, or negotiating with a Third Party regarding the issuance of any of its capital stock, in payment (in whole or in part) of the assets or stock of such Third Party.

(d) The obligations of the Company under this Section 12 shall survive the Closing hereunder and any termination of the Stock Purchase Agreements.


SECTION 13.  DIRECT PAYMENTS

As long as the Purchaser or any institutional holder which is a direct or indirect transferee (as a result of one or more transfers) from the Purchaser shall be the holder of any Shares, the Company will make all redemption payments, liquidation payments and other distributions by wire transfer to the Purchaser's or such other holder's (or its nominee's) account at any bank or trust company, notwithstanding any contrary provision herein or in the Company's certificate of incorporation with respect to the place of payment. The Purchaser has provided an address on Schedule 1 hereto for payments by wire transfer, and such address may be changed for the Purchaser or any subsequent holder by notice to the Company. All such payments shall be made in U.S. dollars and in federal or other immediately available funds.


SECTION 14.  AMENDMENTS AND WAIVERS

(a) The terms and provisions of this Agreement may be amended, waived, modified or terminated only with the written consent of the Fleming Holders;

     provided, however, that no such amendment, waiver, modification or
     --------  -------
     termination shall change this Section 14(a) without the written consent of the holders of all the Shares and Conversion Shares then outstanding.

(b) The Company agrees that all holders of Shares and Conversion Shares shall be notified by the Company in advance of any proposed amendment, waiver, modification or termination, but failure to give such notice shall not in any way affect the validity of any such amendment, waiver, modification or termination. In addition, promptly after obtaining the written consent of the holders as herein provided, the Company shall transmit a copy of any amendment, waiver, modification or termination which has been adopted to all holders of Shares and Conversions Shares then outstanding, but failure to transmit copies shall not in any way affect the validity of any such amendment, waiver, modification or termination.

SECTION 15.  EXCHANGE OF SHARES; CANCELLATION OF SURRENDERED SHARES; REPLACEMENT

(a) Subject to Section 6 hereof, at any time at the request of any holder of Shares to the Company at its address provided under Section 16 hereof, the Company at its expense (except for any transfer tax arising out of the exchange) will issue and deliver to or upon the order of the holder in exchange therefor a new certificate or certificates in such amount or amounts as such holder may request in the aggregate representing the number of Shares represented by such surrendered certificates, and registered in the name of such holder or as such holder may direct.

(b) Any Share certificate which is converted into Conversion Shares in whole or in part shall be cancelled by the Company, and no new Share certificates shall be issued in lieu of any Shares which have been converted into Conversion Shares. The Company shall issue a new certificate with respect to any Shares which were not converted into Conversion Shares and were represented by a certificate which was converted in part.

(c) Upon receipt of evidence satisfactory to the Company of the loss, theft, destruction or mutilation of any Share certificate and, in the case of any such loss, theft or destruction, upon delivery of an indemnity agreement reasonably satisfactory to the Company (if requested by the Company and unsecured in the case of the Purchaser or an institutional holder), or in the case of any such mutilation, upon surrender of such Share certificate (which surrendered Share certificate shall be cancelled by the Company), the Company will issue a new Share certificate, of like tenor in lieu of such lost, stolen, destroyed or mutilated Share certificate as if the lost, stolen, destroyed or mutilated Share certificate were then surrendered for exchange.


SECTION 16.  NOTICES, OTHER COMMUNICATIONS AND CONSENTS

(a) All notices, requests, demands, consents and other communications hereunder shall be in writing and shall be delivered by hand or shall be sent by telex or telecopy (confirmed by registered, certified or overnight mail or courier, postage and delivery charges prepaid), (i) if to the Company, to Four Media Company, 2813 West Alameda Avenue, Burbank, California 91505,
     Attention: Robert T. Walston, with a copy to Greenberg Glusker Fields Claman & Machtinger LLP, 1900 Avenue of the Stars, Suite 2100, Los Angeles, California 90067, Attention: Jill A. Cossman, Esq. or (ii) if to the Purchaser or any Fleming Holder, to Fleming Capital Management, 320 Park Avenue, New York, NY 10022, Attention: Robert L. Burr (as may be modified from time to time as provided in Section 16(b) hereof, the "Designated
                                                                 ----------
     Entity"), with a copy to Morgan, Lewis & Bockius LLP, 101 Park Avenue, New
     -------
     York, NY 10178-0060, Attention: David W. Pollak, Esq., or at such other address as a party may from time to time designate as its address in writing to the other party to this Agreement. Whenever any notice is required to be given hereunder, such notice shall be deemed given and such requirement satisfied only when such notice is delivered or, if sent by telex or telecopier, when received.

(b) Except as provided in Section 7.1(b), all notices and other communications hereunder shall be deemed given to all holders of the Shares when given to the Designated Entity in accordance with Section 16(a) hereof. If no Shares are held by a Fleming Holder, the Transferee who holds the largest number of Shares shall appoint a new Designated Entity and shall give written notice to the Company of such action in accordance with Section 16(a) hereof.

(c) The consent of the Fleming Holders shall be deemed obtained if any of the following conditions are satisfied: (i) the Fleming Funds are the only holders of the Shares and the Designated Entity shall have obtained the consent of each Fleming Fund and shall have given notice to the Company to such effect in accordance with Section 16(a) hereof; (ii) the Fleming Funds are not the only holders of the Shares and the Designated Entity shall have obtained the consent of the holders of a majority of the outstanding Shares held by all Fleming Holders, and shall have given notice to the Company to such effect in accordance with Section 16(a) hereof; or
     (iii) no Shares are held by a Fleming Holder and the Designated Entity shall have obtained the consent of the holders of a majority of the outstanding Shares held by the Transferees, and shall have given notice to the Company to such effect in accordance with Section 16(a) hereof.


SECTION 17.  MISCELLANEOUS

(a) The Stock Purchase Agreements, and, upon the Closing hereunder, the Stockholders' Agreement, the Registration Rights Agreement and the Certificate of Designations, together with any further agreements entered into by the Purchaser and the Company at the Closing hereunder, contain the entire agreement between the Purchaser and the Company, and supersede any prior oral or written agreements, commitments, terms or understandings, regarding the subject matter hereof.

(b) Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. To the extent permitted by applicable law, the parties hereby waive any provision of law which may render any provision hereof prohibited or unenforceable in any respect.

(c) This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, whether so expressed or not; provided, that the Company may not assign any of its
                       --------
     rights, duties or obligations under this Agreement, except with the Purchaser's written consent.

(d) In addition to any assignment by operation of law and subject to Section 6(b) of this Agreement, the Purchaser may assign, in whole or in part, any or all of its rights (and/or obligations) under this Agreement to any transferee of any or all of its Shares or Conversion Shares, and (unless such assignment expressly provides otherwise) any such assignment shall not diminish the rights the Purchaser would otherwise have under this Agreement or with respect to any remaining Shares or Conversion Shares held by the Purchaser.

(e) No course of dealing and no delay on the part of any party hereto in exercising any right, power, or remedy conferred by this Agreement shall operate as a waiver thereof or otherwise prejudice such party's rights, powers and remedies. No single or partial exercise of any right, power or remedy conferred by this Agreement shall preclude any other or further exercise thereof or the exercise of any other right, power or remedy.

(f) The headings and captions in this Agreement are for convenience of reference only and shall not define, limit or otherwise affect any of the terms or provisions hereof.

(g) This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York (other than any conflict of laws rule which might result in the application of the laws of any other jurisdiction).

(h) This Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument, and all signatures need not appear on any one counterpart.

(i) THE COMPANY HEREBY CONSENTS TO THE JURISDICTION OF ANY STATE OR FEDERAL COURT LOCATED WITHIN THE COUNTY OF NEW YORK, STATE OF NEW YORK AND IRREVOCABLY AGREES THAT, SUBJECT TO THE PURCHASER'S ELECTION, ALL ACTIONS OR PROCEEDINGS RELATING TO THIS AGREEMENT, THE CERTIFICATE OF DESIGNATIONS, THE STOCKHOLDERS' AGREEMENT, THE REGISTRATION RIGHTS AGREEMENT, THE SHARES OR THE CONVERSION SHARES MAY BE LITIGATED IN SUCH COURTS. THE COMPANY ACCEPTS FOR ITSELF AND IN CONNECTION WITH ITS PROPERTIES, GENERALLY AND UNCONDITIONALLY, THE NONEXCLUSIVE JURISDICTION OF THE AFORESAID COURTS AND WAIVES ANY DEFENSE OF FORUM NON CONVENIENS, AND IRREVOCABLY AGREES TO BE BOUND BY ANY JUDGMENT RENDERED THEREBY IN CONNECTION WITH THIS AGREEMENT, THE CERTIFICATE OF DESIGNATIONS, THE STOCKHOLDERS' AGREEMENT, THE REGISTRATION RIGHTS AGREEMENT, THE SHARES OR THE CONVERSION SHARES. THE COMPANY DESIGNATES AND APPOINTS CT CORPORATION SYSTEM, AND SUCH OTHER PERSONS AS MAY HEREAFTER BE SELECTED BY THE COMPANY AND WHICH IRREVOCABLY AGREE IN WRITING TO SO SERVE AS ITS AGENT, TO RECEIVE ON ITS BEHALF SERVICE OF ALL PROCESS IN ANY SUCH PROCEEDING IN ANY SUCH COURT, SUCH SERVICE BEING HEREBY ACKNOWLEDGED BY THE COMPANY TO BE EFFECTIVE AND BINDING SERVICE IN

     EVERY RESPECT. A COPY OF ANY SUCH PROCESS SO SERVED SHALL BE MAILED BY REGISTERED MAIL TO THE COMPANY AT THE ADDRESS OF THE COMPANY PROVIDED HEREUNDER EXCEPT THAT UNLESS OTHERWISE PROVIDED BY APPLICABLE LAW, ANY FAILURE TO MAIL SUCH COPY SHALL NOT AFFECT THE VALIDITY OF SERVICE OF PROCESS. NOTHING HEREIN SHALL AFFECT THE RIGHT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR SHALL LIMIT THE RIGHT OF THE PURCHASER TO BRING PROCEEDINGS OR OBTAIN OR ENFORCE JUDGMENTS AGAINST THE COMPANY IN THE COURTS OF ANY OTHER JURISDICTION.
(j) THE COMPANY AND THE PURCHASER HEREBY WAIVE THEIR RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT, THE CERTIFICATE OF DESIGNATIONS, THE STOCKHOLDERS' AGREEMENT, THE REGISTRATION RIGHTS AGREEMENT, THE SHARES OR THE CONVERSION SHARES, OR ANY DEALINGS BETWEEN THEM RELATING TO THE SUBJECT MATTER OF THIS TRANSACTION. THE COMPANY AND THE PURCHASER ALSO WAIVE ANY BOND OR SURETY OR SECURITY UPON SUCH BOND WHICH MIGHT, BUT FOR THIS WAIVER, BE REQUIRED OF THE PURCHASER. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL-ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS TRANSACTION, INCLUDING, WITHOUT LIMITATION, CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS. THE COMPANY AND THE PURCHASER FURTHER WARRANT AND REPRESENT THAT EACH HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL, AND THAT EACH KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING, AND THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO (OR ASSIGNMENTS OF) THIS AGREEMENT, THE CERTIFICATE OF DESIGNATIONS, THE STOCKHOLDERS' AGREEMENT, THE REGISTRATION RIGHTS AGREEMENT, THE SHARES OR THE

     CONVERSION SHARES. IN THE EVENT OF LITIGATION, THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL (WITHOUT A JURY) BY THE COURT.


     [remainder of page intentionally left blank]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first above written.


FOUR MEDIA COMPANY


By    /S/ Robert T. Walston
Name: Robert T. Walston
Title:   Chief Executive Officer


Accepted and Agreed to as of the
date first above written by the
undersigned Purchaser:

FLEMING US DISCOVERY FUND III, L.P.


By:  FLEMING US DISCOVERY PARTNERS, L.P.,
its general partner


By:  FLEMING US DISCOVERY, LLC, its
general partner


By: /S/ Robert L. Burr
   -----------------------------
Robert L. Burr, member

                                                                            Page
                                                                            ----

                                                               Schedule 1
                                                         to the Preferred
                                                 Stock Purchase Agreement

                                                                 Aggregate Share
Name of Purchaser                              Number of Shares   Purchase Price
-------------------------------------------------------------    ---------------
Fleming US Discovery Fund III, L.P.            129,280            $12,928,000
--------------------------------------------------------------------------------

Fleming US Discovery Offshore Fund III, L.P.    20,720            $ 2,072,000
--------------------------------------------------------------------------------


(a)  address for communications:

Fleming Capital Management
320 Park Avenue
New York, NY  10022
Attention: Robert L. Burr

(b)  address for payments by
wire transfer:

Fleming US Discovery Fund III, L.P.

Chase Manhattan Bank
ABA # 021000021
A/C: Robert Fleming Inc.
A/C # 400-470551
A/C: Fleming US Discovery Fund III, L.P.

Fleming US Discovery Offshore Fund III, L.P.

Citibank, N.A.
ABA # 021000089 / Chips UID# 0008 / Swift Code - CITIUS33
A/C # 10921671
A/C: The Bank of Bermuda Limited, Hamilton, Bermuda
Chips UID# 005584
Swift Code: BBDA BM HM
A/C: Fleming US Discovery Offshore Fund III, L.P.
A/C # 0246769